Exhibit 99.2

THIS PROPOSED DISCLOSURE STATEMENT IS NOT A SOLICITATION OF VOTES ON THE PLAN. ACCEPTANCES AND REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS RESERVE THE RIGHT TO AMEND, SUPPLEMENT, OR OTHERWISE MODIFY THIS DISCLOSURE STATEMENT PRIOR TO THE DISCLOSURE STATEMENT HEARING.

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

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:

In re:Chapter 11

:

INSYS THERAPEUTICS, INC., et al., :Case No. 19-11292 (KG)
:

Debtors.1:Jointly Administered

:

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DISCLOSURE STATEMENT

FOR JOINT CHAPTER 11 PLAN OF LIQUIDATION

PROPOSED BY INSYS THERAPEUTICS, INC. AND ITS AFFILIATED DEBTORS.

WEIL, GOTSHAL & MANGES LLP

Gary T. Holtzer (admitted pro hac vice)

Ronit J. Berkovich (admitted pro hac vice)

Candace M. Arthur (admitted pro hac vice)

Brenda L. Funk (admitted pro hac vice)

767 Fifth Avenue

New York, New York  10153

Telephone:  (212) 310-8000

Facsimile:  (212) 310-8007

Attorneys for the Debtors
and Debtors in Possession

RICHARDS, LAYTON & FINGER, P.A.

John H. Knight (No. 3848)

Paul N. Heath (No. 3704)

Zachary Shapiro (No. 5103)

One Rodney Square

920 N. King Street

Wilmington, Delaware 19801
Telephone:  (302) 651-7700
Facsimile:  (302) 651-7701

Attorneys for the Debtors
and Debtors in Possession

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are:  Insys Therapeutics, Inc. (7886); IC Operations, LLC (9659); Insys Development Company, Inc. (3020); Insys Manufacturing, LLC (0789); Insys Pharma, Inc. (9410); IPSC, LLC (6577); and IPT 355, LLC (0155).  The Debtors’ mailing address is 410 S. Benson Lane, Chandler, Arizona 85224.

TABLE OF CONTENTS

I.	INTRODUCTION AND EXECUTIVE SUMMARY3
1.1	The Debtors’ Approach to these Chapter 11 Cases3
1.2	Debtors’ Anticipated Assets as of the Effective Date4
1.3	Unsecured Claims against the Debtors’ Estates5
1.4	Plan Negotiations, General Terms and Table of Summary Plan Treatment6
II.	INTRODUCTION TO THE DISCLOSURE STATEMENT AND PLAN VOTING AND SOLICITATION PROCEDURES14
2.1	Purpose of the Disclosure Statement14
2.2	Disclosure Statement Enclosures14
2.3	Voting Procedures and Requirements15
2.4	Confirmation Hearing and Objection Deadline18
III.	OVERVIEW OF THE DEBTORS19
3.1	The Debtors’ Business and Employees19
3.2	The Debtors’ Corporate Structure19
3.3	The Debtors’ Capital Structure20
3.4	The Debtors’ Liquidity21
IV.	KEY EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES21
4.1	Opioid Investigations and Litigation22
4.2	Other Litigation and Claims26
4.3	Market Conditions and Decline in Business27
4.4	The Debtors’ Liquidity and Financial Resources28
4.5	Debtors’ Efforts to Restructure28
4.6	Changes in Management29
4.7	The Debtors Commence Prepetition Marketing and Sale Process29
V.	OVERVIEW OF THE DEBTORS’ CHAPTER 11 CASES30
5.1	Commencement of the Chapter 11 Cases and First-Day Motions30
5.2	Appointment of Statutory Committee31
5.3	Public Entities Committee Motion32
5.4	Filings of Schedules of Assets and Liabilities and Statements of Financial Affairs33
5.5	Claims Bar Dates and Noticing Procedures33

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5.6	Sales of Assets and Pursuit of Affirmative Claims34
5.7	Creditor Discussions, Mediation and Plan Settlement41
VI.	Summary of the Plan46
6.1	Substantive Consolidation46
6.2	Equitable Subordination under Bankruptcy Code 510(c)48
6.3	Class Proofs of Claim49
6.4	Plan Summary51
VII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN51
7.1	Consequences to the Debtors52
7.2	Consequences to Holders of Certain Claims54
7.3	Tax Treatment of the Trusts and Holders of Beneficial Interests Therein57
7.4	Withholding on Distributions and Information Reporting60
VIII.	Certain Risk Factors to be Considered61
8.1	Risks Associated with the Bankruptcy Process61
8.2	Other Considerations, Risk Factors, and Disclaimers64
IX.	Confirmation of the Plan66
9.1	Requirements of Section 1129(a) of the Bankruptcy Code66
X.	Alternatives to Confirmation and Consummation of the Plan70
10.1	Alternative Plan of Liquidation or Reorganization70
10.2	Liquidation Under Chapter 7 of the Bankruptcy Code71
XI.	Conclusion and Recommendation71

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DISCLAIMER

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”) IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE DEBTORS’ JOINT CHAPTER 11 PLAN OF LIQUIDATION OF INSYS THERAPEUTICS, INC. AND ITS AFFILIATED DEBTORS, DATED AS OF [•], 2019, (INCLUDING ALL EXHIBITS AND SCHEDULES THERETO AND AS MAY BE AMENDED, MODIFIED, OR SUPPLEMENTED FROM TIME TO TIME, THE “PLAN”) AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.2  A COPY OF THE PLAN IS ATTACHED HERETO AS EXHIBIT A.  NO SOLICITATION OF VOTES TO ACCEPT THE PLAN MAY BE MADE EXCEPT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE.

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THE DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN SECTION VIII (CERTAIN RISK FACTORS TO BE CONSIDERED) OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  THE PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ATTACHED TO THE PLAN AND THIS DISCLOSURE STATEMENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTIONS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN WILL GOVERN.

THE DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(b) AND NOT NECESSARILY IN ACCORDANCE WITH OTHER NON-BANKRUPTCY LAW.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING WITH RESPECT TO PROJECTED CREDITOR RECOVERIES AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT WILL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR

[2]

Unless otherwise expressly set forth herein, capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to such terms in the Plan.  The exhibits to this Disclosure Statement are incorporated as if fully set forth herein and are a part of this Disclosure Statement.

LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.  THIS DISCLOSURE STATEMENT WILL NOT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS AND DEBTORS IN POSSESSION IN THESE CHAPTER 11 CASES.

THE PLAN, THE PLAN SETTLEMENT, THE PLAN DOCUMENTS AND THE CONFIRMATION ORDER CONSTITUTE A GOOD FAITH COMPROMISE AND SETTLEMENT OF CLAIMS AND CONTROVERSIES BASED UPON THE UNIQUE CIRCUMSTANCES OF THESE CHAPTER 11 CASES AND NONE OF THE FOREGOING DOCUMENTS, NOR ANY MATERIALS USED IN FURTHERANCE OF SUCH DOCUMENTS (INCLUDING, BUT NOT LIMITED TO, THE DISCLOSURE STATEMENT, NOTES AND DRAFTS), MAY BE OFFERED INTO EVIDENCE, DEEMED AN ADMISSION, USED AS PRECEDENT, OR USED IN ANY CONTEXT WHATSOEVER BEYOND THE PURPOSES OF THE PLAN, IN ANY OTHER LITIGATION OR PROCEEDING EXCEPT AS NECESSARY TO ENFORCE THEIR TERMS BEFORE THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION.  THE PLAN, THE PLAN SETTLEMENT, THE PLAN DOCUMENTS AND THE CONFIRMATION ORDER WILL BE BINDING AS TO THE MATTERS AND ISSUES DESCRIBED THEREIN, BUT WILL NOT BE BINDING WITH RESPECT TO SIMILAR MATTERS OR ISSUES THAT MIGHT ARISE IN ANY OTHER LITIGATION OR PROCEEDING IN WHICH THE DEBTORS ARE NOT A PARTY.  ANY PERSON’S SUPPORT OF, OR POSITION OR ACTION TAKEN IN CONNECTION WITH, THE PLAN, THE PLAN SETTLEMENT, THE PLAN DOCUMENTS AND THE CONFIRMATION ORDER MAY DIFFER FROM ITS POSITION OR TESTIMONY IN ANY OTHER LITIGATION OR PROCEEDING IN WHICH THE DEBTORS ARE NOT A PARTY.  Further, and as all parties to the Mediation agreed, this Plan Settlement is not intended to be a blueprint for other chapter 11 cases, nor is it intended to be used as precedent by any party.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF.

DEBTOR’S RECOMMENDATION

THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN.  THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE HIGHEST AND BEST RECOVERY FOR ALL CREDITORS AND IS IN THE BEST INTERESTS OF CREDITORS.

CREDITORS’ COMMITTEE RECOMMENDATION

THE CREDITORS’ COMMITTEE SUPPORTS CONFIRMATION OF THE PLAN AND URGES ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN.  THE CREDITORS’ COMMITTEE BELIEVES THAT THE PLAN PROVIDES THE HIGHEST AND BEST RECOVERY FOR ALL UNSECURED CREDITORS AND IS IN THE BEST INTERESTS OF UNSECURED CREDITORS.

SETTLING CREDITORS

THE SETTLING CREDITORS (LISTED ON EXHIBIT B) HAVE AGREED NOT TO OBJECT TO THE PLAN, CERTAIN TERMS OF WHICH WERE REACHED FOLLOWING EXTENSIVE DELIBERATION BETWEEN THE SETTLING CREDITORS, THE DEBTORS, AND THE CREDITORS’ COMMITTEE.

I.	INTRODUCTION AND EXECUTIVE SUMMARY

This is the Disclosure Statement of Insys Therapeutics, Inc. (“Insys”); IC Operations, LLC; Insys Development Company, Inc.; Insys Manufacturing, LLC; Insys Pharma, Inc.; IPSC, LLC; and IPT 355, LLC. as debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), filed pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and in connection with the Joint Chapter 11 Plan of Liquidation Proposed by Insys Therapeutics, Inc., et al., a copy of which is annexed to this Disclosure Statement as Exhibit A.

SEE SECTION II INTRODUCTION TO THE DISCLOSURE STATEMENT AND PLAN VOTING AND SOLICITATION PROCEDURES, BELOW, FOR INSTRUCTIONS ON VOTING ON THE PLAN.

1.1	The Debtors’ Approach to these Chapter 11 Cases

The Debtors commenced these Chapter 11 Cases with the goal of resolving their mounting and varied unliquidated litigation claims in a fair and efficient process, while providing the highest possible recovery to all of their creditors.  To these ends, the Debtors initiated a three-step strategy to accomplish these goals: (i) maximizing the value of their enterprise through pursuing a sale of their assets and pursuing affirmative causes of action (see Section 5.6(a)-(b));

(ii) preserving funds by seeking a stay of burdensome and asset-consuming litigation (see Section 5.6(c)); and (iii) further preserving funds by limiting their time in chapter 11 through estimation of categories of claims to facilitate confirmation of a plan and sooner distributions to creditors.  The Debtors hoped and expected that this forward-looking strategy would bring creditors to the table and ultimately result in a more consensual process.

To that end, shortly after commencement of these Chapter 11 Cases, the Debtors began working with their creditors and, in particular, the Creditors’ Committee and certain States’ Attorneys General to implement a more consensual alternative to a formal estimation process with the goal of formulating a consensual chapter 11 plan.  Following weeks of negotiations and a mediation facilitated by Judge Kevin Carey, as described below in more detail, the Debtors, the Creditors’ Committee, and certain key creditor constituencies reached a resolution on the framework of a consensual plan.  The Plan attached to this Disclosure Statement is the result of those negotiations and settlements.  Section 5.7 details how the Debtors achieved their objectives through working with the Debtors’ advisors, the Creditor’s Committee, and a number of interested parties in developing a Plan that maximizes recovery, is fair to all creditor groups, and best represents the interests of the Debtors’ creditors.  The key components of the Debtors’ Plan – the claims against the Debtors, the assets available to satisfy those claims, and the mechanisms for distributing assets to creditors – are described below.

1.2	Debtors’ Anticipated Assets as of the Effective Date

The Debtors anticipate having various assets on hand as of the Effective Date of the Plan, some of which will be unliquidated.  These assets include: cash on hand (following the payment of administrative and priority claims and setting aside reserves for payment of professional fees and the costs of liquidation and wind-down of the Debtors’ estates, including the costs of administering the two Trusts); unliquidated business or operating assets (if any) that remain unsold as of the Effective Date (see Section 5.6); [royalty payments from the purchaser of Subsys (as defined below) (see Section 5.6(a)(iii));] potential claims against certain insurance policies of the Debtors (see Section 5.6(b)(ii)); and unliquidated litigation claims and causes of action against numerous parties for, among other things, breaches of fiduciary duty, the receipt of preference payments, and potential fraudulent (and other avoidable) transfers (see Section 5.6(b)(i), (iii), and (iv)).

The ability to liquidate and collect on the Debtors’ unliquidated assets is far from certain.  The Debtors may not be able to sell their remaining business or operating assets and may instead incur additional expense to wind-down and dispose of those remaining business or operating assets.  Similarly, the value of the royalties related to Subsys are uncertain.  Moreover, in addition to the potential litigation risks inherent in reducing the Debtors’ litigation and insurance assets to judgment, there are significant risks associated with collecting on those judgements, if and when rendered in favor of the Debtors.

As a result of these various factors, it is impossible to place a precise value on the Debtors’ anticipated assets as of the Effective Date.  It is expected, however, that the Debtors’ assets will be insufficient, by a wide margin, to satisfy unsecured claims against the Debtors’ estates.

1.3	Unsecured Claims against the Debtors’ Estates

As described in further detail in Section 4.1, below, the Debtors face thousands of claims by public and private entities and individuals related, generally, to the Debtors’ business operations and the Debtors’ prior marketing and sales activities related to SUBSYS® (“Subsys”), their opioid product.  The unsecured claims against the Debtors, generally, fall into one of the following categories:

•	Trade creditors’ claims for, generally, goods and services provided prepetition, employee indemnification, and contract rejection damages;
•

Personal injury plaintiffs’ and similar claimants’ claims, including bodily injury claims of addicted individuals, the families of addicted individuals, and of children with neonatal abstinence syndrome (“NAS Children” and, collectively with all other personal injury plaintiffs and other similar claimants, the “Personal Injury Claimants”), for, among other things, bodily injury, addiction, wrongful death and loss of consortium;

•

Insurance related claims, including those by (1) insurance providers (collectively, “Third Party Payors” or the “TPPs”) and insurance rate payers (the “Insurance Ratepayers”), for fraud leading to the improper reimbursement and payment of prescription costs for Subsys and (2) Insurance Ratepayers for the increase of insurance premium rates related to the Debtors’ conduct;

•	Private hospitals’ (the “Hospitals”) and NAS Children’s claims for damages[3] caused by the Debtors’ alleged role in the worsening opioid crisis;
•

Public entities’ claims – including those by the U.S. Government (described below), states, municipalities and Native American Tribes – for, among other things, consumer fraud, deceptive practices, false claims, negligence, violations of the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. § 1961, et seq. (“RICO”), public nuisance and abatement; and

•

Claims held by the United States Department of Justice (the “DOJ”), including claims for fines, penalties, judgments, restitution, or other amounts arising out of, or relating to, civil and criminal investigations with respect to any of the Debtors conducted by the DOJ, including any plea agreements, settlement

[3]

The NAS Children assert claims relating to damages arising out of personal injury, as described above, as well as damages arising out of the marketing, distribution, and sales of Subsys (not including those arising out of personal injury).

agreements, restitution orders, or similar documents entered into in connection therewith.[4]

Some unsecured claims were raised in litigation before the Petition Date. Others have been asserted since.  Following the Petition Date, additional litigations have been filed against the Debtors, certain of those with existing litigation have asserted additional theories of recovery against the Debtors, and additional parties have informed the Debtors of their intention to make claims by the appropriate Bar Date. In addition, the TPPs, Insurance Ratepayers, NAS Children, and Hospitals have each sought the authority to file class proofs of claim in these Chapter 11 Cases on behalf of the class representatives as well as each putative member of those classes.5

The Debtors and Creditors’ Committee do not agree with such assertions and allegations. The Debtors and Creditors’ Committee estimate that creditors have asserted (or will assert) over $4 billion in claims against Insys – again, far outstripping the Debtors’ assets available to satisfy such claims.

1.4	Plan Negotiations, General Terms and Table of Summary Plan Treatment

Since the Petition Date and appointment of the Creditors’ Committee in these Chapter 11 Cases, the Debtors have been working steadily to develop a consensual chapter 11 plan (see Section 5.7).  Most recently, during the month of August, and concluding on August 31, 2019, the Debtors, the Creditors’ Committee, and representatives of each of the creditor groups listed above (other than the DOJ, who had previously entered into a settlement agreement with the Debtors) participated in mediation.  Though the mediation was not 100% successful, by early September, the Debtors reached consensus and settlement with the Creditors’ Committee and certain Personal Injury Claimants, Hospitals, NAS Children, Insurance Ratepayers, certain non-MDL Municipalities, and the TPPs (collectively the “Settling Creditors”) with respect to the Plan on, generally, the following terms:

•

On the Effective Date, or as soon as practicably possible thereafter and subject to reserves for administrative and priority claims against the Debtors’ estates, all assets of the Debtors will be transferred to one of two trusts for the benefit of the Debtors’ creditors;

•

One such trust, the Victims’ Restitution Trust, will receive an assignment of the Debtors’ product liability insurance policies and any proceeds thereof for the benefit of (i) the Personal Injury Claimants and (ii) States, Municipalities and Native American Tribes (the entities in (ii), collectively, the “SMT Group”);

•	The second trust, the Insys Liquidation Trust, will receive an assignment of all other assets of the Debtors and will be charged with winding down the Debtors,

[4]

For reference, the DOJ, states, municipalities and Native American Tribes are form time to time, collectively, referred to herein as the public creditors, and all other general unsecured creditors (except Personal Injury Claimants) are collectively referred to herein as private creditors.

[5]	See, respectively, Docket Nos. 76, 486, 476, and 404. As described more fully herein, the Settling Parties have agreed not to object to these motions.

liquidating their assets, and making distributions to the Debtors’ public creditors (as well as the Debtors’ private creditors), other than the Personal Injury Claimants, whose sole recovery will be from the Victims Restitution Trust;

•

The first $3 million in distributions from the Insys Liquidation Trust will be for the benefit of the Debtors’ trade creditors, and thereafter, up to the first $38 million from the Insys Liquidation Trust, will be distributed to the Debtors’ private (55%) (other than Personal Injury Claimants) and public (45%) creditors; and

•	Distributions in excess of $38 million from the Insys Liquidation Trust will be split 20% to private creditors (other than Personal Injury Claimants) and 80% to public creditors.
•	To conserve estate and trust resources, the Debtors are:
o

Providing for class proofs of claim to be filed by the Hospitals, TPPs, Insurance Ratepayers, and NAS Children pursuant to Federal Rule of Civil Procedure 23, with the court-appointed class representative for each class to be charged with, at its sole expense, making distributions to the members of such class; and

o

Providing after the Effective Date, for a limited time and with a cap on fees, the services of an arbitrator to determine certain disputes among the Hospitals, TPPs, Insurance Ratepayers, and NAS Children – saving the estates the expense of litigating such disputes and claim objections in the Chapter 11 Cases.

Based on the Debtors’ analyses and the analyses of the Debtors’ consultant, Nathan Associates, Inc. (“Nathan”), and in consultation with the Creditors’ Committee (which itself had done an independent analysis of all the claims listed above and came to its own conclusions regarding the appropriate allocation of value in the exercise of its fiduciary duties) and various creditor constituencies, the Debtors and the Creditors’ Committee, in the exercise of their respective fiduciary duties, believe the allocations under the Plan and the distribution process encapsulated therein are fair and in the best interests of the estates and their creditors.

(a)Summary of Plan Treatment

Pursuant to the provisions of the Bankruptcy Code, only those holders of claims or interests in classes that are impaired under a chapter 11 plan and that are not deemed to have rejected the plan are entitled to vote to accept or reject such proposed plan.  Classes of claims or interests in which the holders of claims are unimpaired under a proposed plan are presumed to have accepted such proposed plan and are not entitled to vote to accept or reject the Plan.  Classes of claims or interests in which the holders of claims receive no distribution under a proposed plan are deemed to have rejected such proposed plan and are not entitled to vote to accept or reject the Plan.

The following table (the “Treatment Table”) summarizes: (i) the treatment of Claims and Interests under the Plan; (ii) which Classes are impaired by the Plan; (iii) which Classes are entitled to vote on the Plan; and (iv) the estimated recoveries for holders of Claims and Interests.  The table is qualified in its entirety by reference to the full text of the Plan.  For a more detailed summary of the terms and provisions of the Plan, see Section 6.4.

Further, the estimated recoveries set forth in the Treatment Table are based upon estimated claim amounts and estimated recoveries for affirmative claims that could vary significantly.  Many of these estimated claim amounts include claims which are in the preliminary stages of investigation and can only be estimated by using broad ranges.  The resolution and/or estimation of these claims for distribution purposes, and the ultimate recoveries on affirmative claims, could have a material effect on the estimated recoveries set forth in the Treatment Table.

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Percentage Recovery	Estimated Claims
None	Administrative Expense Claims	Except to the extent that a holder of an Allowed Administrative Expense Claim (other than a Professional Fee Claim) agrees to a different treatment, the holder of such Allowed Administrative Expense Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim from the Claims Reserve within thirty (30) days following the later to occur of (i) the Effective Date and (ii) the date on which such Administrative Expense Claim shall become an Allowed Claim.	Unimpaired	No (Presumed to Accept)	100%	$[TBD]
None	Professional Fee Claims	Each holder of an Allowed Professional Fee Claim shall receive, in full and final satisfaction, release, and discharge of such Claim, cash in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) relating to or allowing any such Professional Fee Claim to be paid from the Professional Fee Escrow Account established pursuant to the terms of the Plan.	Unimpaired	No (Presumed to Accept)	100%	$[TBD]

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Percentage Recovery	Estimated Claims
None	Priority Tax Claims	Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Priority Tax Claim, either Cash in an amount equal to the Allowed amount of such Claim from the Claims Reserve or such other treatment as may satisfy section 1129(a)(9) of the Bankruptcy Code.	Unimpaired	No (Presumed to Accept)	100%	$[TBD]
Class 1	Secured Claims	The legal, equitable, and contractual rights of the holders of Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Secured Claim agrees to different treatment, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Secured Claim shall receive, on account of such Allowed Claim, (i) payment in full in cash in accordance with section 506(a) of the Bankruptcy Code, (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code, or (iii) such other treatment as may be necessary to render such Claim Unimpaired.	Unimpaired	No (Presumed to Accept)	100%	$[TBD]
Class 2	Other Priority Claims	The legal, equitable, and contractual rights of holders of Other Priority Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Priority Claim agrees to different treatment, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Other Priority Claim shall receive, on account of such Allowed Claim, (i) payment in full in Cash or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.	Unimpaired	No (Presumed to Accept)	100%	$[TBD]

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Percentage Recovery	Estimated Claims
Class 3	Trade and Other Unsecured Claims

In accordance with the Plan Settlement, except to the extent that a holder of an Allowed Trade and Other Unsecured Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed Trade and Other Unsecured Claim, each such holder shall receive, from the Insys Liquidation Trust, its Pro Rata share of (i) one-hundred percent (100%) of all Category 1 Distributions; (ii) one half percent (0.5%) of all Category 2 Distributions; and (iii) seven percent (7%) of any Preference and Indemnification Proceeds; provided, however, that aggregate Distributions to holders of Trade and Other Unsecured Claims under this Plan shall not exceed the Class 3 Recovery Cap.

			Impaired	Yes	%	$[TBD]
Class 4	Insurance Related Claims

In accordance with the Plan Settlement, except to the extent that a holder of an Allowed Insurance Related Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed Insurance Related Claim, each such holder shall receive, from the Insys Liquidation Trust, its Pro Rata share (based upon the determination by the ILT Claims Arbiter) of sixty-eight and one half percent (68.5%) of all Category 2 Distributions.

			Impaired	Yes	%	$[TBD]
Class 5	Hospital and NAS Monitoring Claims

In accordance with the Plan Settlement, except to the extent that a holder of an Allowed Hospital and NAS Monitoring Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed Hospital and NAS Monitoring Claim, each such holder shall receive, from the Insys Liquidation Trust, its Pro Rata share (based upon the determination by the ILT Claims Arbiter) of thirty-one percent (31%) of all Category 2 Distributions.

			Impaired	Yes	%	$[TBD]

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Percentage Recovery	Estimated Claims
Class 6	DOJ Claims

Except to the extent that the DOJ agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of the Allowed DOJ Claims, the DOJ shall receive, as restitution with respect to the Allowed DOJ Civil Claim and any additional restitution claims, thirty-one and four tenths of a percent (31.4%) of all Category 3 Distributions; provided, however, that, as per the DOJ Settlement Order, the DOJ will receive no Distributions on account of the Allowed DOJ Civil Claim until the GUC Recovery Reallocation Threshold is met, after which point the Allowed DOJ Civil Claim will share in Category 3 Distributions.

			Impaired	Yes	%	$[TBD]
Class 7	SMT Group Claims

Except to the extent that a holder of an SMT Group Claim agrees to different treatment or has been paid for such Claim prior to the Effective Date, in full and final satisfaction, settlement, release, and discharge of an Allowed SMT Group Claim, each such holder shall receive, as restitution, from the Insys Liquidation Trust and the Victims Restitution Trust, as applicable, its Pro Rata share (based upon the determination by holders of SMT Group Claims or, if no such agreement can be reached, by the Liquidating Trustee) of (i) sixty-eight and six tenths percent (68.6%) of all Category 3 Distributions, (ii) five percent (5%) of any Products Liability Insurance Proceeds, and (iii) a one-hundred percent (100%) interest in any Excess Products Liability Insurance Proceeds.

			Impaired	Yes	%	$[TBD]

[6]	The amount of any Allowed Personal Injury Claim shall be determined by the VRT Claims Administrator.

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Percentage Recovery	Estimated Claims
Class 8	Personal Injury Claims

Except to the extent that a holder of an Allowed[6] Personal Injury

Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed Personal Injury Claim, each such holder shall receive, from the Victims Restitution Trust, its Pro Rata share of ninety-five percent (95%) of any Products Liability Insurance Proceeds.

No holder of an Allowed Personal Injury Claim will receive a Distribution of Products Liability Insurance Proceeds in excess of each such holder’s Allowed Personal Injury Claim.

			Impaired	Yes	%	$
Class 9	510(a) and 510(b) Subordinated Claims	510(a) and 510(b) Subordinated Claims are subordinated pursuant to the Plan and sections 510(a) and (b) of the Bankruptcy Code. 510(a) and 510(b) Subordinated Claims shall be deemed expunged, discharged, released, and extinguished without further action by or order of the Bankruptcy Court, and shall be of no further force or effect.	Impaired	No	0%	$0
Class 10	510(c) Subordinated Claims	510(c) Subordinated Claims are subordinated pursuant to the Plan and section 510(c) of the Bankruptcy Code. 510(c) Subordinated Claims shall be deemed expunged, discharged, released, and extinguished without further action by or order of the Bankruptcy Court, and shall be of no further force or effect.	Impaired	No	0%	$0
Class 11		Intercompany Claims	Holders of Intercompany Claims shall not receive or retain any property under the Plan on account of such Claims. Intercompany Claims shall be deemed expunged, discharged, released, and extinguished without further action by or order of the Bankruptcy Court, and shall be of no further force or effect.	Impaired	No	0%	$0

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Percentage Recovery	Estimated Claims
Class 12		Equity Interests	Holders of Equity Interests shall not receive or retain any property under this Plan on account of such Interests. As of the Effective Date, Equity Interests shall be deemed surrendered, cancelled, and/or redeemed without further action by or order of the Bankruptcy Court, and shall be of no further force or effect. For the avoidance of doubt, the Parent Holding Trust maintains Interest holders’ positions relative to holders of Claims consistent with the absolute priority rule and, accordingly, is not expected to receive, or distribute, any value to its beneficial interest holders.	Impaired	No	0%	$0

(b)Distributions

As defined in the plan:

Category 1 Distributions means Distributions of the first $3 million of Estate Distributable Value from the ILT Recovery Fund on account of Allowed Claims, which shall be made only on account of Allowed Trade and Other Unsecured Claims.  Category 1 Distributions shall be made in accordance with reallocations resulting from the DOJ Distribution Reallocation.

Category 2 Distributions means (i) with respect to Distributions of the next $35 million of Estate Distributable Value following the Distribution of $3 million in Category 1 Distributions to holders of Allowed Trade and Other Unsecured Claims, fifty-five percent (55%) of the Estate Distributable Value composing such Distributions and (ii) with respect to Distributions after $38 million of Estate Distributable Value has been distributed on account of Allowed Non-PI General Unsecured Claims in the aggregate, twenty percent (20%) of the incremental Estate Distributable Value composing such Distributions.  Category 2 Distributions shall be made in accordance with reallocations resulting from the DOJ Distribution Reallocation.

Category 3 Distributions means (i) with respect to Distributions of the next $35 million of Estate Distributable Value following the payment of $3 million in Category 1 Distributions to holders of Allowed Trade and Other Unsecured Claims, forty-five percent (45%) of the Estate Distributable Value composing such Distributions and (ii) with respect to Distributions after $38 million of Estate Distributable Value has been distributed on account of Allowed Non-PI General Unsecured Claims in the aggregate, eighty percent (80%) of the incremental Estate Distributable Value composing such Distributions.  Category 3 Distributions shall be made in accordance with reallocations resulting from the DOJ Distribution Reallocation.

Estate Distributable Value means Available Cash and any other value available for Distribution to holders of Allowed Non-PI General Unsecured Claims from the ILT Recovery Fund.  The term “Estate Distributable Value” shall not include (i) Products Liability Insurance Proceeds, (ii) Excess Products Liability Insurance Proceeds, which will be deposited in the ILT Recovery Fund but designated for Distribution to holders of Allowed SMT Group Claims under Section 4.7(a) of the Plan, or (iii) seven percent (7%) of any Preference and Indemnification Proceeds, which will be deposited in the ILT Recovery Fund but designated for Distribution to holders of Allowed Trade and Other Unsecured Claims under Section 4.3(a) of the Plan.

(c)Confirmation under Section 1129(b)

If a Class of Claims is deemed to reject the Plan or is entitled to vote on the Plan and does not vote to accept the Plan, the Debtors may (i) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify the Plan in accordance with the terms thereof and the Bankruptcy Code.  If a controversy arises as to whether any Claims or Interests, or any class of Claims or Interests, are impaired, the Bankruptcy Court will, after notice and a hearing, resolve such controversy on or before the Confirmation Date.  Section 1129(b) permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of claims or interests.  Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and reasonable” with respect to each rejecting class.  A more detailed description of the requirements for confirmation of a nonconsensual plan is set forth in Section 8.1(b) of this Disclosure Statement.

II.	INTRODUCTION TO THE DISCLOSURE STATEMENT AND PLAN VOTING AND SOLICITATION PROCEDURES
2.1	Purpose of the Disclosure Statement

The purpose of the Disclosure Statement is to set forth information that (i) summarizes the Plan and alternatives to the Plan, (ii) advises holders of Claims and Interests of their rights under the Plan, (iii) assists creditors entitled to vote in making informed decisions as to whether they should vote to accept or reject the Plan, and (iv) assists the Bankruptcy Court in determining whether the Plan complies with the provisions of chapter 11 of the Bankruptcy Code and should be confirmed.

By order dated [__], 2019 [Docket No. __] (the “Approval Order”), the Bankruptcy Court approved this Disclosure Statement, finding that it contains “adequate information,” as that term is used in section 1125(a)(1) of the Bankruptcy Code.  However, the Bankruptcy Court has not ruled on the merits of the Plan.  Creditors should carefully read the Disclosure Statement, in its entirety, before voting on the Plan.  This Disclosure Statement and the attached Plan, including their respective exhibits, are the only materials creditors should use to determine whether to vote to accept or reject the Plan.

2.2	Disclosure Statement Enclosures

(a)Solicitation Packages.  The Debtors will mail or cause to be mailed solicitation packages (the “Solicitation Packages”) containing the information described below as soon as practicable after entry of the Approval Order.  The Solicitation Packages contain the following enclosures:

i.

If the recipient is in a Voting Class (as defined herein) and is entitled to vote on the Plan, (i) the Cover Letter (as defined in the Approval Order), the Approval Order, the Disclosure Statement, which will include the Plan as an attachment, and the Plan, as independently filed,[7] (iii) the Confirmation Hearing Notice (as defined in the Approval Order), (iv) a Ballot for such holder (customized as appropriate), and (v) a postage-prepaid, pre-addressed return envelope; and

ii.	If the recipient is a Non‑Voting Claimant, or is not otherwise entitled to vote on the Plan, (i) the Confirmation Hearing Notice, and (ii) the applicable Notice of Non‑Voting Status.[8]
2.3	Voting Procedures and Requirements

(a)Eligible Holders.  A claimant who holds a Claim in a Voting Class, as of the Record Date, is entitled to vote on the Plan (an “Eligible Holder”) unless:

i.	As of the Record Date (as defined below), the outstanding amount of such claimant’s Claim is not greater than zero ($0.00);
ii.	As of the Record Date, such claimant’s Claim has been disallowed, expunged, disqualified, or suspended;
iii.

A claimant is not scheduled in the Debtors’ Schedules, or a claimant’s Claim is scheduled as contingent, unliquidated, or disputed, and such claimant has not timely filed a proof of Claim in accordance with the Bar Date Order; or

iv.	Such claimant’s Claim is subject to an objection or request for estimation as of the Record Date, subject to the procedures set forth in the Approval Order.

[7]	The Debtors are authorized to distribute the Approval Order, the Disclosure Statement and Plan either as printed hard copies or in electronic format (i.e. on a flash drive or CD-Rom), in the Debtors’ discretion, provided, that the
Ballots as well as the Cover Letter, and the Confirmation Hearing Notice shall be provided in paper format.
[8]

“Notice of Non-Voting Status” means, collectively, (i) the form of notice applicable to holders of Claims and Interests that are Unimpaired under the Plan and who are, pursuant to section 1126(f) of the Bankruptcy Code, conclusively presumed to accept the Plan (the “Notice of Non‑Voting Status – Unimpaired Classes”); (ii) the form of notice applicable to holders of Claims and Interests that are Impaired under the Plan and who are, pursuant to section 1126(g) of the Bankruptcy Code, conclusively deemed to reject the Plan (the “Notice of Non‑Voting Status – Impaired Classes”); (iii) the form of notice applicable to holders of Claims, if any, that are subject to a pending objection by the Debtors and who are not entitled to vote the disputed portion of such Claim; and (iv) the form of notice applicable to holders of Claims that are Impaired under the Plan and who are, pursuant to section 1126(g) of the Bankruptcy Code, conclusively deemed to reject the Plan, and whose Claims are being subordinated under section 510(c) of the Bankruptcy Code pursuant to the Plan (the “Notice of Non‑Voting Status and Notice of Equitable Subordination”) substantially in the forms attached as Exhibits [____] to the Approval Order.

(b)Record Date.  The record date for determining which creditors are entitled to vote on the Plan is [__], 2019 (the “Record Date”).

(c)Voting Deadline and Solicitation Agent.  The Debtors have engaged Epiq Corporate Restructuring LLC, as solicitation and voting agent (the “Solicitation Agent”), to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT AT THE ADDRESS SET FORTH BELOW OR ELECTRONICALLY RECEIVED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE BALLOT ON OR BEFORE 4:00 P.M. (PREVAILING EASTERN TIME) ON [____], 2019 (THE “VOTING DEADLINE”), UNLESS EXTENDED BY THE DEBTORS.

If a Ballot is damaged or lost, claimants may contact the Solicitation Agent to receive a replacement Ballot.  Any Ballot that is executed and returned but which does not indicate a vote for acceptance or rejection of the Plan will not be counted.  If claimants have any questions concerning the voting procedures, claimants may contact the Solicitation Agent at:

Insys Therapeutics Inc.
Claims Processing Center
c/o Epiq Corporate Restructuring
10300 SW Allen Blvd.
Beaverton, OR 97005
Email:  tabulation@epiqglobal.com with a reference to “INSYS” in the subject line or
Phone (Toll-Free):  (855) 424-7683
Phone (if calling from outside the U.S. or Canada):  (503) 520-4461

Copies of the Disclosure Statement are also available on the Solicitation Agent’s website (the “Case Website”), https://dm.epiq11.com/Insys.

(d)Parties Entitled to Vote.  Under the Bankruptcy Code, only holders of Claims or interests in “impaired” classes are entitled to vote on a plan.  Under section 1124 of the Bankruptcy Code, a class of Claims or interests is deemed to be “impaired” under a plan unless: (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such Claim or interest entitles the holder thereof; or (ii) notwithstanding any legal right to an accelerated payment of such Claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.  As set forth below, the Claims in Classes 3, 4, 5, 6, 7, and 8 are impaired and entitled to vote to accept or reject the Plan (the “Voting Classes”).

(e)Voting Procedures.  All Ballots must be signed by the holder of record of the Claim or such holder’s authorized signatory (or, if applicable, the Voting Representative of such holders) and comply with the procedures set forth in the Approval Order.  As set forth in the Approval Order, unless otherwise ordered by the Bankruptcy Court, Ballots will not be counted if claimant fails to comply with the Solicitation and Voting Procedures, including by: (i) failing to indicate on the Ballot whether claimant votes to accept or reject the Plan; (ii) marking on the Ballot that claimant both accepts and rejects the Plan; (iii) returning your Ballot to the Solicitation Agent after the Voting Deadline; (iv) returning a Ballot that is illegible or that contains insufficient information to permit the identification of the claimant; (v) returning a Ballot that is not signed in accordance with the procedures set forth in the Approval Order, (vi) transmitting a Ballot to the Solicitation Agent by a means not specifically permitted under the Solicitation and Voting Procedures as approved by the Approval Order.  The Debtors, in their sole discretion, and the Creditors’ Committee (after consultation with the Debtors) may request that the Solicitation Agent attempt to contact such voters to cure any defects in the Ballots.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only holders of Claims within the Voting Classes who actually vote will be counted.  The failure of a holder to timely deliver a duly executed Ballot to the Solicitation Agent will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act.  Authorized signatories should submit a separate Ballot for each Eligible Holder for whom they are voting.

UNLESS THE BALLOT IS SUBMITTED TO THE SOLICITATION AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS AND THE CREDITORS’ COMMITTEE RESERVE THE RIGHT, EACH IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

2.4	Confirmation Hearing and Objection Deadline

(a)The Confirmation Hearing.  The hearing on confirmation of the Plan (the “Confirmation Hearing”) will be held before the Honorable Kevin Gross, Chief United States Bankruptcy Judge, in Courtroom [__] of the United States Bankruptcy Court for the District of Delaware, 824 Market Street N., Wilmington, Delaware, on [__], 2019 at [__]:00 a.m. (Prevailing Eastern Time), or as soon thereafter as counsel may be heard.  The Confirmation Hearing may be adjourned from time to time by the Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned confirmation hearing.

(b)The Plan Objection Deadline.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed on or before [___], 2019 at 4:00 p.m. (Prevailing Eastern Time) (the “Plan Objection Deadline”).  Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of the Claims held or asserted by the objector against the Estates, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the Honorable Kevin Gross, together with proof of service thereof, and served upon the following parties (by regular or electronic mail), including such other parties as the Bankruptcy Court may order:

Counsel to the Debtors Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attn:Gary T. Holtzer Ronit J. Berkovich Candace M. Arthur Brenda Funk	Office of the U.S. Trustee Office of the U.S. Trustee for the District of Delaware 844 King Street, Suite 2207 Wilmington, Delaware 19899 Attn:Jane Leamy, Esq.
Counsel to the Creditors’ Committee Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 Attn: Arik Preis Mitchell Hurley Edan Lisovicz
Co-Counsel to the Debtors Richards, Layton & Finger, P.A. 920 N. King Street Wilmington, Delaware 19801 Attn:Paul N. Heath Zachary Shapiro	Co-Counsel to the Creditors’ Committee Bayard, P.A. 600 N. King Street, Suite 400 Wilmington, Delaware 19801 Attn:Justin R. Alberto Erin R. Fay Daniel N. Brogan

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

III.	OVERVIEW OF THE DEBTORS
3.1	The Debtors’ Business and Employees

The Debtors were, as of the Petition Date, a specialty pharmaceutical company that developed and commercialized innovative drugs and novel drug delivery systems of therapeutic molecules that improved patients’ quality of life. The Debtors’ primary operations included research and development (including preclinical and clinical trials and studies), manufacturing, marketing, and sales in support of certain drugs and novel drug delivery systems for targeted therapies. Insys had two marketed products: Subsys, a proprietary sublingual fentanyl spray, and SYNDROS®, a proprietary, orally administered liquid formulation of dronabinol, described further below.

In addition, the Debtors were developing other differentiated product candidates, described below, by leveraging their capabilities in cannabinoid formulation and manufacturing and their proprietary sublingual and nasal spray drug delivery technology.  The Debtors expected that these product candidates would offer solutions to patients with unmet needs.

Insys maintains its headquarters in Chandler, Arizona.  The Debtors historically maintained two manufacturing facilities under operating lease agreements, which are both located in Round Rock, Texas.  As of the Petition Date, the Debtors employed 155 full-time employees, including 48 manufacturing employees, 38 sales and marketing employees, 34 employees engaged in research and development, and 35 employees in administration.

On August 9, 2019, the Debtors issued conditional notices pursuant to The Worker Adjustment and Retraining Notification Act (“WARN Notices”) to the 98 of its then 128 full-time employees required to receive WARN Notices. The WARN Notices set forth the Debtors’ expectations that the closure or layoff will be permanent and will take place on October 8, 2019, unless a buyer of the Company’s assets offers employment or the employee is asked to continue their employment with the Debtor beyond October 8, 2019 to assist with the wind down of the Debtors business or the transfer of Debtor assets to a buyer.

As of September 4, 2019, the Debtors employed 124 full-time employees and 1 part-time employee, including 36 manufacturing employees, 35 sales and marketing employees, 24 employees engaged in research and development, and 30 employees in administration.

As discussed below, pending (i) approval of the Bankruptcy Court regarding the Subsys Transaction and (ii) the successful closing of the Chilion Transaction and the Subsys Transaction (as later defined), the Debtors will have sold substantially all of their business assets during the Chapter 11 Cases.

3.2	The Debtors’ Corporate Structure

There are seven Debtors in these Chapter 11 Cases: Insys, Insys Pharma, Inc., IC Operations, LLC, Insys Development Company, Inc., IPSC, LLC, IPT 355 LLC, and Insys Manufacturing, LLC.  Insys is the direct parent of Insys Pharma, Inc., which is the direct parent of each of IC Operations, LLC, Insys Development Company, Inc., IPT 355 LLC, and IPSC, LLC.

Insys Development Company, Inc. is the direct parent of Insys Manufacturing, LLC.  Insys

Insys Therapeutics, Inc.

Insys Pharma, Inc.

Insys
Manufacturing, LLC

IC Operations, LLC

IPSC, LLC

Insys Development Company, Inc.

IPT 355, LLC

Therapeutics, Inc. was incorporated in Delaware in June 1990.

3.3	The Debtors’ Capital Structure

Insys is a publicly traded company with its shares formerly listed on the NASDAQ Global Market LLC under the ticker symbol INSY.  On June 24, 2019, a Form 25 relating to the delisting and deregistration under section 12(b) of the Act of the Insys’s common stock was filed by The Nasdaq Stock Market LLC.  Insys’s common stock trades on the OTC Pink Sheets Market.

(a)Prepetition Equity Interests

Preferred Stock.  As of March 31, 2019, Insys had 0 shares issued and outstanding and 10,000,000 shares authorized of preferred stock.

Common Stock.  Insys had 74,569,163 shares of common stock outstanding at March 31, 2019. It is unlikely that holders of the Debtors’ common stock will receive any recovery on account of such securities.

On October 29, 2017, the Board accepted the resignations of John Kapoor and Patrick P. Fourteau, as board members.  As part of his resignation, Kapoor agreed to place his shares of Insys, which represented approximately 59% of the outstanding shares of common stock of Insys, into an independent trust.  Effective as of February 27, 2018, Insys entered into a voting trust agreement with Kapoor (and certain of his beneficiaries) and an independent trustee (the

“Kapoor Voting Trust”).  During the term of the Kapoor Voting Trust, the independent trustee, and not Kapoor (or certain of his beneficiaries), has control over voting decisions over the shares of Insys common stock beneficially owned by Kapoor and his beneficiaries (except under limited circumstances).

(b)Funded Debt Obligations

As of the Petition Date, Insys had no outstanding funded debt obligations.

3.4	The Debtors’ Liquidity

As of the Petition Date, Insys held approximately $37 million in cash and cash equivalents and investments. As of the date of this Disclosure Statement, the Debtors have approximately $[50] million cash on hand, which includes sale proceeds of $17 million from the sale of assets to Hikma, but does not include any sale proceeds from the Chilion Transaction.

IV.	KEY EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

Prior to the Petition Date, several factors culminated in creating a critical situation that threatened the Debtors’ ability to continue to operate as a going concern.

Over the last several years, the Debtors faced a litany of litigation relating to what has been commonly referred to as the “opioid crisis.”  The cost of litigating and settling these claims was overwhelming and unsustainable.  At the same time, the Debtors’ revenues declined significantly, while spending to advance their Pipeline Products continued to be a drain on liquidity.  The Debtors’ revenues from Subsys declined rapidly as a result of, among other factors, the increased national scrutiny of prescription of opioids by healthcare professionals, the resulting high-profile political and legal actions taken against manufacturers and distributors of opioids, and specific news relating to certain of the Debtors’ former executives’ criminal activity, as described herein.

Prior to the Petition Date, Insys took significant steps to address past wrongdoing, and new management of the Debtors was, and continues to be, committed to engaging in marketing practices that strictly complied with federal and state laws and regulations, including implementing an overhaul of key personnel (as described below), and focused extensively on instilling the highest respect for fundamentally sound values among all of its employees.

As a smaller company than some other opioid manufacturers, and with over 90% of its current revenue coming from the sale of opioids, Insys could not withstand the concurrent negative impact of massive litigation costs and significant opioid revenue deterioration.  These factors caused a substantial cash drain on the company.  Notwithstanding the Debtors’ efforts to cut costs and pursue liquidity-enhancing transactions, they determined that pursuit of these Chapter 11 Cases was the only path to avoid running out of money and to maximize recoveries for their numerous stakeholders.

4.1	Opioid Investigations and Litigation

Since 2013, the Debtors have faced an onslaught of investigative inquiries and litigation claims by both the government and private parties in connection with Subsys, which claims continued to surge with the ongoing and heightened publicity surrounding the national opioid crisis.  As of the Petition Date, one or more of the Debtors had been named in over one thousand lawsuits, and additional lawsuits have been filed after the Petition Date.  Some of the litigation is common to opioid manufacturers in general, while other claims are based on particular alleged activities of the Debtors’ former executives, many of whom either pleaded guilty to or were convicted after trial of federal criminal activity relating to such activities.  Many of these inquiries and lawsuits against the Debtors (and certain of their former employees, officers, and directors) have focused on the marketing of Subsys and issues related to potential violations of the Anti-Kickback Statute and the Food, Drug & Cosmetic Act and the Debtors’ business unit created to secure prior authorizations required for insurance reimbursement of prescription costs for patients, known as the “Insys Reimbursement Center” or the patient services hub. Public and private parties allege, among other things, that this activity was illegal (and indeed, in some instances former directors and officers have pled guilty) and that it led to improper use of, and reimbursement for, Subsys.

(a)U.S. Government Investigations and U.S. and State Qui Tam Litigation

Beginning in late 2013, the Debtors began receiving subpoenas and other requests for information relating to their sales and marketing of Subsys and the Insys Reimbursement Center from various government entities.  The Debtors cooperated with these investigations and produced a substantial number of documents in response thereto.

Between August 2013 and October 2016, certain individuals (the “Qui Tam Plaintiffs”) filed actions against Insys related to the company’s marketing and sales of Subsys pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Qui Tam Actions”).  The United States and the states of California, Colorado, Indiana, Minnesota, New York, North Carolina, and Virginia intervened in part and declined to intervene in part in certain of the Qui Tam Actions.  The United States’ Complaint in Intervention, which was ordered unsealed on May 11, 2018, brings claims on behalf of the Office of Inspector General for the U.S. Department of Health and Human Services (the “HHS-OIG”), the Centers for Medicare & Medicaid Services (Medicare program), and the Defense Health Agency (TRICARE program) (the “DOJ Civil Action”).  The Debtors’ continuing discussions with federal agencies with respect to the federal investigations culminated in a resolution on June 5, 2019, described further below.  As part of such resolution, the DOJ agreed to move to dismiss the United States’ claims with prejudice in the Qui Tam Actions, excepting certain claims for attorneys’ fees and retaliation claims.

In addition to the DOJ Civil Action, the DOJ commenced criminal investigations against Debtors Insys Pharma, Inc. and Insys Therapeutics, Inc. (the “DOJ Criminal Actions,” and, together with the DOJ Civil Action, the “DOJ Actions”).  Additionally, HHS-OIG considered a potential action to exclude Insys from participation in certain federal healthcare programs, such as Medicare and Medicaid (the “HHS-OIG Potential Action”).

After months of negotiations, on June 5, 2019, the Debtors, the DOJ and the HHS-OIG agreed to a global resolution of the DOJ Actions and the HHS-OIG Potential Action, and in connection therewith entered into several interrelated, interdependent agreements and related documents, including the DOJ Civil Settlement, the Plea Agreement and the CIA, each as described below.

To resolve the DOJ Civil Action, the United States and the Debtors entered into the Settlement Agreement with the United States (the “DOJ Prepetition Civil Settlement Agreement”), pursuant to which the Debtors agreed to a $195 million restitution payment, with $5 million of that paid within one day of the execution of the agreement, and the United States agreed to a release of certain civil claims against the Debtors.  In connection therewith, the parties agreed to the terms of a stipulation to be executed after the Petition Date and to be filed with a motion for approval pursuant to section 9019 of the Bankruptcy Code in this Court (the “DOJ Stipulation”), pursuant to which the Debtors agreed that the United States will have a $243 million allowed unsecured claim in the Chapter 11 Cases (capped at a $195 million recovery, including the $5 million prepetition payment) as the sole remedy for restitution under the DOJ Prepetition Civil Settlement Agreement and the “Covered Conduct” (as defined in the DOJ Prepetition Civil Settlement Agreement) and for any breach by Insys of the DOJ Prepetition Civil Settlement Agreement (which breach would result in much higher claims under the terms of such agreement), the United States agreed that that there will be no successor liability in the case of a section 363 sale of Subsys, and both parties agreed to certain other releases.  A motion to approve the DOJ Stipulation was filed with the Bankruptcy Court on June 10, 2019 and [is currently pending].  The State of Florida filed an objection to the Debtors’ motion. The Creditors’ Committee did not file a formal objection, but instead engaged in significant discussion and negotiation with the Debtors and the DOJ regarding the DOJ Stipulation.

As of the date of the filing of this Disclosure Statement, the parties have reached a resolution of the objections to the Court’s approval of the DOJ Stipulation, subject to final internal approval by the DOJ (which the Creditors’ Committee has been told will be forthcoming) and approval by the Bankruptcy Court. Pursuant to that resolution, the Debtors will submit a revised order to the Bankruptcy Court pursuant to which the Debtors will ask the Bankruptcy Court to approve the DOJ Stipulation and the DOJ’s retention of the $5 million paid to the DOJ before the Petition Date.  The revised order will incorporate an agreement that was reached with the DOJ after the settlement motion was filed, under which the DOJ agreed that it would not receive a distribution on account of its allowed claim under the DOJ Stipulation until after other allowed, general unsecured, nonsubordinated claims receive a recovery of four percent (4%) on account of such claims.

To resolve the DOJ Criminal Actions, the United States Attorney for the District of Massachusetts entered into the Plea Agreement with Insys Pharma, Inc. (the “Plea Agreement”) and the related Deferred Prosecution Agreement with Insys Therapeutics, Inc. (the “DPA”). Pursuant to the Plea Agreement, Insys Pharma, Inc. pleaded guilty to five counts of mail fraud on June 7, 2019.  As part of the resolution, the parties agreed to resolve claims against Insys Pharma, Inc., through its guilty plea to five counts of mail fraud and a recommended sentence for Insys Pharma, Inc. to pay a $2 million fine and $28 million in forfeiture.  Pursuant to the Plea Agreement, the first payment totaling $5 million was due ten days after the criminal sentencing of Insys Pharma, Inc. on July 10, 2019; however, given, among other things, the pendency of the Chapter

11 Cases and the settlement motion, Insys Pharma, Inc. did not make that payment. Moreover, the parties also agreed that the fine and forfeiture would be treated as an unsecured claim in the Chapter 11 Cases.  Pursuant to the DPA, among other things, the United States agreed to defer prosecution against Insys of its criminal mail fraud actions for a term of five years if Insys abides by the terms of the DPA, with Insys’s agreement that it is jointly and severally liable for the money owed by Insys Pharma, Inc. pursuant to the Plea Agreement, and with certain cooperation and compliance obligations.

To resolve the HHS-OIG Potential Action, on June 5, 2019, Insys entered into a Corporate Integrity Agreement and Conditional Exclusion Release (“CIA”) with the HHS-OIG, under which, among other things, the Debtors agreed to establish and maintain for a period of five years an extensive program intended to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other federal health care programs, and with the statutes, regulations, and written directives of the FDA, and the HHS-OIG agreed not to exclude the Company from federal health care programs for the covered time period, if it complies with the terms of the agreement.  Pursuant to the CIA, the Debtors are required to take a number of actions which include, among other things: (a) ceasing the marketing and promotion of Subsys within 90 days of the effective date of the CIA or the divestiture of Subsys, whichever occurs first, and (b) divesting Subsys and its buprenorphine candidate product to a bona fide independent third party, and ceasing all business activities related to opioids within 12 months of the effective date of the CIA.

In addition, on May 21, 2019, the HHS-OIG provided the Debtors with a letter (the “OIG Side Letter”), in which, among other things, the HHS-OIG acknowledged that Insys is likely to file for bankruptcy and stated that its general rule is that in an asset sale under section 363 of the Bankruptcy Code, a bona fide unrelated third party purchaser of assets is not subject to the obligations of the CIA.  The HHS-OIG also committed in the OIG Side Letter to work expeditiously with any purchaser of the Debtors’ assets to make a determination about successor liability issues associated with the purchases stemming from the bankruptcy.9

(b)State Attorneys General Investigations and Litigation

The Debtors have received information requests or subpoenas from at least fifteen states’ offices of the attorney general (or similarly named and authorized office), which have ongoing investigations regarding the Debtors’ sales and marketing practices related to Subsys and the Insys Reimbursement Center (the “AG Investigations”).  In addition, the Debtors received an administrative subpoena from the California Insurance Commissioner.  As of the Petition Date, the Debtors were cooperating with each of those investigations, and settled several claims before the Petition Date, consisting of claims brought by the states of Oregon, New Hampshire, Illinois, and Massachusetts.  As of the Petition Date, Insys was also a defendant in legal proceedings commenced by ten states’ offices of the attorney general (the “Attorney General Actions”).  The Attorney General Actions are in various stages of litigation.

[9]

On August 13, 2019, the HHS-OIG provided the Debtors with a letter in which, among other things, the HHS-OIG agreed to extend a sixty-day extension of the deadlines contained in the CIA and represented that December 2, 2019 is the due date for the Debtors’ report regarding implementation.

(c)Municipality Litigation

Certain Debtors have been named, together with various other defendants, including opioid manufacturers, distributors, prescribers, pharmacies, and others, in opioid-related complaints by various counties, states, Native American tribes, and third-party payors in many state and federal courts in approximately 32 states. The Debtors are defendants in approximately 1,000 of these cases filed prepetition and similar parties have continued to file after the Petition Date (the “Municipal Actions”).

The majority of the Municipal Actions have been consolidated into Multidistrict Litigation No. 2804 (the “MDL”) in the United States District Court for the Northern District of Ohio (the “MDL Court”).  Most of the cases in the MDL are currently stayed while a limited number of cases proceed.  Specifically, the MDL Court has ordered two litigation tracks of five total cases for accelerated discovery, motion practice, and bellwether trials, the first of which is scheduled to begin on October 21, 2019.  Track 1 comprises three cases brought by plaintiffs located in the Northern District of Ohio.  Certain of the Debtors are named in those cases alongside approximately 23 Defendant Families.10  Track 2 includes claims of Cabell County Commission, West Virginia and City of Huntington, West Virginia.

In addition, approximately 200 Municipal Actions against various Debtors are pending outside the MDL, mostly in state courts in Arizona, California, Connecticut, New York, Oklahoma, Pennsylvania, South Carolina, Texas, and Virginia.  These cases are in various stages of motion practice and discovery and parties continued to file actions after the Petition Date.

(d)Hospital and Insurance Ratepayer Litigation

On June 16, 2019, twenty-five individually named parties filed the Motion of the Class Claimants for Leave to File Class Proof of Claim [Docket No. 76], seeking class action status on behalf of certain plaintiffs in the MDL that had filed putative class action lawsuits against Insys claiming that, as a result of the actions of Insys and others, all citizens of their states are paying higher insurance premiums.  On August 7, 2019, four individually named parties filed the Motion by Hospital Class Action Claimants Pursuant to Bankr. P. 9014 and 7023 to Make Federal Rule of Civil Procedure 23 Applicable to These Proceedings and to Permit the Filing of a Class Proof of Claim [Docket No. 404], seeking class action status on behalf of certain plaintiffs in the MDL that have filed lawsuits, including a putative class action lawsuit, claiming that they incurred unique losses as a result of the allegedly deceptive, false, and unfair marketing of prescription opioids by the Debtors and others.

(e)Private Insurance Litigation

The TPP claims include currently pending claims brought by, or on behalf of, six insurance companies and two self-funded health care plans. These proceedings are in various states of litigation.  The claims brought by the TPPs allege that the Debtors are liable for payments and reimbursements for opioid prescriptions that the TPPs would not have been required to cover but for the Debtors’ misconduct.  On August 20, 2019, Louisiana Health Services & Indemnity

[10]	“Defendant Families” are groups of related corporate entity defendants.

Company, d/b/a Blue Cross and Blue Shield of Louisiana, and HMO Louisiana, Inc. (“BCBSLA”) filed the Third Party Payor Class Action Claimants’ Motion to Apply Rule 23 of the Federal Rules of Civil Procedure to These Proceedings and to Permit the Filing of a Class Proof of Claim [Docket No. 486] (the “TPP Class Claim Motion”), seeking approval by the Bankruptcy Court of BCBSLA’s use of a class action vehicle to assert the claims of all Third Party Payors in the aggregate.  As described above, the Settling Parties have agreed not to object to the TPP Class Claim Motion.

(f)Personal Injury Plaintiff Litigation

There are currently 27 personal injury lawsuits, including those that seek class action status, alleging a variety of claims, including negligent misrepresentation, failure to warn, wrongful death, loss of consortium, negligence, and fraud concerning the Debtors’ marketing and sale of Subsys. The Debtors and their product liability insurance carriers have received, in what the Debtors believe is a violation of the automatic stay, approximately 12 settlement demands related to additional personal injury claimants since the Petition Date.

4.2	Other Litigation and Claims

(a)Securities Litigation

Insys, along with certain former officers, is a defendant in three pending federal securities litigation proceedings in federal courts in Arizona and New York.

(b)Indemnity Claims

The Debtors are parties to prepetition indemnity agreements and other undertaking agreements with certain current and former executive officers and employees and certain current and former members of the Insys Board of Directors (the “Board”), which require the Debtors to advance expenses (including attorneys’ fees) incurred in connection with any legal proceeding related to their position, as well as indemnification for any and all expenses, actually and reasonably incurred, in connection with the investigation, defense, settlement, or appeal of such a proceeding, subject to certain limitations set forth in the agreements or as otherwise may be applicable pursuant to other documents or agreements or governing law.

These indemnification agreements became a drain on the Debtors’ liquidity prior to the Petition Date, as a number of the Debtors’ former employees and former executives were charged in criminal proceedings related to the above-referenced investigations.  Indeed, the Debtors advanced $[ ] on behalf of John N. Kapoor (“Kapoor”), the Debtors’ founder and former President, CEO, and director, and $[ ] on behalf of Michael Babich in connection with legal proceedings.  A number of these former employees and executives have since pleaded guilty.  In addition, on May 2, 2019, Kapoor, and four other former employees were convicted on criminal racketeering charges in federal court in Boston.  Kapoor is scheduled to be sentenced on November 12, 2019.

In addition, certain of the Debtors’ former officers and directors are defendants in three pending shareholder actions asserting derivative claims in Delaware and Arizona (together with any related shareholder derivative actions, the “Derivative Litigation”).  Insys formed a

Special Litigation Committee of its Board comprising independent and disinterested directors to investigate and evaluate the claims asserted and factual allegations in the Derivative Litigation.  Further details regarding the Special Litigation Committee and its investigation of the Derivative Litigation are set forth in Section 5.6(a) Derivative Claims Against Former Directors and Officers.  The Debtors are committed to maximizing value for the benefit of their estates consistent with their fiduciary duties and have fully supported the Special Litigation Committee throughout the course of its investigation and during these Chapter 11 Cases.

As stated above, Insys and certain of its former officers are defendants in three pending federal securities litigation proceedings in federal courts in Arizona and New York. These proceedings are the subject of indemnification claims as well.

The Company has paid many millions of dollars for such indemnification claims and the former officers and directors have asserted millions more in unpaid indemnification claims for legal costs incurred in the foregoing actions.  The Debtors may be able to seek to claw back the amounts paid upon the sentences of any such individuals who have pleaded guilty or have been convicted, and they intend to pursue such clawback claims vigorously.

The Creditors’ Committee believes that the Debtors’ or the Insys Liquidation Trust’s ability to clawback any and all amounts paid as indemnification or otherwise under the prepetition indemnity agreements may be broader than as stated above, and believe that these claims should be asserted by the Insys Liquidation Trust.

(c)Other Investigations and Litigation

The Debtors are also plaintiffs in certain patent infringement lawsuits with TEVA USA related to Subsys, in which TEVA USA is asserting certain counterclaims.  These lawsuits have been consolidated in the United States District Court for the District of Delaware as case C.A. No. 17-1303 (CFC), and have been stayed pursuant to court order.

In addition to the Special Litigation Committee’s investigation of the claims in the Derivative Litigation, the Debtors currently are in the process of investigating and evaluating other claims that the estates might have, including, but not limited to, additional potential clawback claims for indemnification payments and potential avoidance or other claims.

The Creditors’ Committee believes that the Debtors should not be expending estate resources investigating or evaluating these claims, but instead should transfer these claims to the Insys Liquidation Trust.

4.3	Market Conditions and Decline in Business

The Debtors’ revenues from Subsys sales, which at all relevant times made up at least 90% of their total revenue, experienced significant decline leading up to the Chapter 11 filing.  Subsys, along with the TIRF class in which it is classified, has experienced a significant downward trend for the past several years.  Specifically, based upon industry data available to the Debtors, since 2015, TIRF class prescriptions have declined approximately 75%. Subsys was declining at a faster rate than the overall market, potentially due to the negative publicity surrounding the company.  Moreover, the Debtors believe that the nature of the pricing on their branded products such as Subsys and Syndros adversely affected their overall market share and the revenue generated from such branded products.  This was compounded by the fact that pharmaceutical product pricing has recently received increased governmental and media attention.  The Debtors believe that migration to lower-cost generics resulted from this increased attention and focus.

4.4	The Debtors’ Liquidity and Financial Resources

The Debtors’ financial situation was also impacted by the Debtors spending on Research and Development (“R&D”) costs to advance their pipeline products (the “Pipeline Products”), which take years to develop before they even bring in a single dollar of revenue.

Further compounding the situation, the Debtors’ auditors informed the Debtors in connection with the filing of the 2018 10-K that, notwithstanding management’s efforts to reduce costs and the Debtors’ bankers’ efforts to identify liquidity-enhancing transactions, they would not provide the Debtors with an unqualified going concern audit opinion for the Debtors’ Form 10-K filed with the SEC in March 2019.  The going concern qualification negatively affected the Debtors’ prepetition attempts to obtain funding.

4.5	Debtors’ Efforts to Restructure

As a result of such events leading to a deterioration of the Debtors’ financial condition, the Debtors took certain actions to seek to ameliorate the situation.  Specifically, the Debtors’ management team examined and implemented cost reduction initiatives to align operating expenses more closely with their reduced revenue. On July 12, 2018, the Debtors eliminated 45 positions through headcount reduction and role consolidation. The headcount reduction included 30 employees, the majority of which were sales and marketing employees, and represented approximately 9% of their workforce at the time.  On and around November 1, 2018, the Debtors eliminated an additional 48 positions through further headcount reduction and role consolidation.  The headcount reduction included 36 employees, the majority of which were sales and marketing employees, and represented approximately 13% of the Debtors’ workforce at the time. On May 31, 2019, the Debtors eliminated an additional 8 positions that represented approximately 5% of the Debtors’ workforce at that time.

Furthermore, to enhance their liquidity position, on November 5, 2018, the Debtors announced a process to review strategic alternatives for their opioid-related assets, including Subsys, and engaged JMP Securities LLC (“JMP”) as their financial advisor to assist with this process.  JMP engaged in an extensive marketing process for Subsys, which led to several offers.  None of such offers, however, could be consummated quickly or provide sufficient near-term cash by themselves to enable the Debtors to “fund the gap” between their existing cash burn situation and the period in the future when they would expect to generate revenues.

As the extent of their funding gap became clearer, the Debtors also engaged Lazard Freres & Co. LLC (“Lazard”) in December 2018 to advise the Debtors on capital planning and the evaluation of strategic alternatives related to the Debtors’ opioid-related assets, as well as to explore other potential sale, financing, or partnership opportunities.  Notwithstanding the broad mandate Lazard was given to find a transaction for any of the Debtors’ assets that could bring in sufficient liquidity to provide a long-term runway for the Debtors, the Debtors were unable to identify a transaction or group of transactions that would ensure the Debtors’ long-term survival.

Moreover, after determining that the offers they received were not likely, individually or combined, to enable them to avoid a chapter 11 filing, the Debtors decided that pursuing such transactions in a chapter 11 process would be most likely to maximize value.  Accordingly, the Debtors did not consummate any such transactions, but have sought to sell such assets through the Sale Process in the Chapter 11 Cases.  The Debtors’ postpetition sales process is detailed further in Section 5.5.

4.6	Changes in Management

Since April of 2017, Insys has replaced all of the independent directors on its Board (half of whom were replaced in April of 2017), and several of its most senior management personnel.  The Debtors also restructured and realigned their sales force and added additional new hires to the sales force, bringing additional experience with appropriate promotion of specialty pharmaceuticals to the company.

On October 29, 2017, the Board accepted the resignations of Kapoor and Patrick P. Fourteau, as board members.  On April 15, 2019, the Debtors announced further leadership changes, including Andrew Long’s appointment as CEO, the appointment of a new CFO, Andrece Housley (who had been Insys’s Corporate Controller), and a new Chief Scientific Officer, Dr. Venkat Goskonda (who had been Insys’s Senior Vice President of Research and Development).  On May 22, 2019, John A. McKenna Jr., who has over 20 years of restructuring experience, joined the Board as an independent director.  John McKenna and Elizabeth Bohlen were chosen to serve on the Restructuring Committee of the Board, which committee was created on June 9, 2019 in order to consider and evaluate various strategic alternatives, including but not limited to, the sale or divestiture or licensing of one or more of the Debtors’ assets and/or product lines, the possibility of the Debtors filing these Chapter 11 Cases, or other restructuring transactions or transactions to otherwise address the Debtors’ liquidity constraints, that may have been available to the debtors.  Previously, on June 5, 2019, the Board accepted the resignations of two of its members, Steven Meyer and Pierre Lapalme, who were, prior to their resignations from the Board, the longest-serving Insys directors. In connection with Mr. Meyer’s resignation, the Board elected John McKenna to serve as a chair of the Audit Committee and chair of the Board, effective immediately following Mr. Meyer’s resignation.

All in all, as of the Petition Date, most of the Insys management team and the commercial organization, including the sales force, was new to the company since 2015, and the majority of the Debtors’ employees, which included physicians, researchers, and scientists with advanced academic degrees, were new to the company since 2015.  In addition, the members of the Board, consisting of John McKenna, Elizabeth Bohlen, Vaseem Mahboob, Trudy Vanhove, Rohit Vishnoi, and Andrew Long all joined the Board no earlier than May 2017.

4.7	The Debtors Commence Prepetition Marketing and Sale Process

As noted above, in November of 2018, the Debtors announced that they had commenced a process to review strategic alternatives for their opioid-related assets, including

Subsys, and previously had engaged JMP to serve as their investment banker in connection therewith.  To implement their sale strategy, the Debtors and JMP identified and contacted a broad array of parties that potentially could have the interest and ability to consummate a potential sale or license of rights with respect to Subsys (a “Subsys Transaction”) on terms acceptable to the Debtors.

In addition to a potential Subsys Transaction, in furtherance of their operational and financial goals, the Debtors continued to explore a comprehensive set of strategic alternatives to increase the Debtors’ liquidity and maximize value for the Debtors and their stakeholders.  In connection therewith, in December 2018, the Debtors engaged Lazard to, among other things, explore opportunities to engage in a strategic partnership or financing transaction with respect to some or all of the Debtors’ Pipeline Products.  To implement their strategy, the Debtors and Lazard identified and contacted a broad array of parties that potentially could have the interest and ability to consummate transaction(s) with respect to some or all of the Pipeline Products on terms acceptable to the Debtors.  In connection with the Debtors’ assessment of the possible need to file for chapter 11 protection, the marketing efforts with respect to a Subsys Transaction were transitioned to Lazard in April 2019 and JMP’s engagement was terminated in April 2019.

Although the Debtors negotiated potential sale transactions with numerous counterparties, they ultimately determined it was prudent to file chapter 11 before a stalking horse transaction could be fully negotiated and to continue the sale process in the Chapter 11 Cases.  The Debtors’ postpetition sales process is detailed further in Section 5.5.

For a more detailed description of the Debtors’ prepetition operations and the events leading up to the commencement of the Chapter 11 Cases, please consult the Declaration of Andrew G. Long in Support of Debtors’ Chapter 11 Petitions and First Day Relief [Docket No. 11] (the “Long Declaration”), which is incorporated herein by reference.

V.	OVERVIEW OF THE DEBTORS’ CHAPTER 11 CASES
5.1	Commencement of the Chapter 11 Cases and First-Day Motions

On the Petition Date, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court.  As of the date hereof, the Debtors continue to manage their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

Also on the Petition Date, the Debtors filed several motions seeking various relief from the Bankruptcy Court and authorizing the Debtors to maintain their operations in the ordinary course (collectively, the “First-Day Motions”).  This relief was designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate expedited Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations to preserve value.  A detailed description of the First-Day Motions is set forth in the Long Declaration.  The Bankruptcy Court granted substantially all of the relief requested in the First-Day Motions and entered various orders authorizing the Debtors to, among other things:

•	Continue paying employee wages and benefits[11] [Docket No. 231];
•	Continue the use of the Debtors’ cash management system, bank accounts, and business forms [Docket No. 243];
•	Continue insurance programs and the processing of workers’ compensation claims [Docket No. 234];
•	Continue the Debtors’ customer programs [Docket No. 53];
•	Pay certain prepetition taxes and assessments [Docket No. 233];
•	Pay certain prepetition obligations for critical vendors [Docket Nos. 238];
•	Restrict certain transfers of equity interests in the Debtors [Docket No. 235]; and
•	Establish procedures for utility companies to request adequate assurance of payment and to prohibit utility companies from altering or discontinuing service [Docket No. 237].
5.2	Appointment of Statutory Committee

On July 20, 2019, the U.S. Trustee appointed the Creditors’ Committee, which currently consists of the following members:

•	McKesson Corporation, Attn: Ben Carlsen, 1 John Henry Drive, Robbinsville, NJ 08691, Phone: 609-312-4665
•	Infirmary Health Hospitals, Inc., Attn: Mark Nix, 5 Mobile Infirmary Circle, Mobile, AL 36607, Phone: 251-435-2400
•	Louisiana Health Service & Indemnity Co. d/b/a Blue Cross and Blue Shield of Louisiana and HMO, LA, Inc. Attn: Allison Pham, 5525 Reitz Avenue (70809) P.O. Box 98029, Baton Rouge, Louisiana 70898-9029
•	LifePoint Health, Inc., Attn: Jonah Fecteau, 330 Seven Springs Way, Brentwood, TN 37027, Phone: 615-920-7647
•	Deborah Fuller, administrator for Estate of Sarah Fuller, Attn: Richard Hollawell, Esq., 121 Saratoga Lane, Woolwich Twp, NJ 08085, Phone: 215-498-8609, Fax: 856-467-5101

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Multiple parties in interest, including the Creditors’ Committee, raised concerns and filed formal objections regarding the Debtors’ request to make severance payments to certain employees. Following a hearing at which the Bankruptcy Court declined to grant that relief, the Debtors and the Creditors’ Committee, with the input of other objecting parties, arranged a process for careful evaluation of the Debtors’ proposed recipients of severance payments.

•	Julie Key, Attn: Anne Andrews, Esq., Andrews & Thornton, 4701 Von Karman Avenue, Suite 300, Newport Beach, CA 92660, Phone: 949‑748‑1000, Fax: 949‑315-3540
•	James Starling, Jr., Attn: Phillip Edwards, Esq., Murphy & Landon, 1011 Centre Road, Suite 210, Wilmington, DE 19805, Phone: 302-472-8102, Fax: 302-472-8135
•	Angela Mistrulli-Cantone, Attn: S. Randall Hood, McGowan, Hood and Felder, LLC, 1539 Healthcare Drive, Rock Hill, SC 29732, Phone: 803‑327‑7828, Fax: 803-324-1483
•	Lisa Mencucci, Attn: Zachary Mandell, Esq., Mandell, Boisclair & Mandell, Ltd, One Park Row, Providence, RI 02903, Phone: 401-273-8330, Fax: 401‑751‑7830

The Creditors’ Committee retained Akin Gump Strauss Hauer & Feld LLP as its attorneys, Province, Inc. as its financial advisor, and Bayard, P.A. as its Delaware counsel.

5.3	Public Entities Committee Motion

On June 24, 2019, a group consisting of the City of Prescott, Arizona; the City of Surprise, Arizona; Carroll County, Maryland; and Henry County, Missouri (collectively, the “Public Entity Movants”) filed the Motion Seeking Appointment of Official Committee of Public Entities Pursuant to 11 U.S.C. §§ 1102(a)(2) & 105(a) [Docket No. 134] (the “Public Entity Committee Motion”).  The Public Entity Movants argued, based on their position that claims by public entities form the majority of the Debtors’ liabilities, that the Bankruptcy Court should direct the Office of the United States Trustee (the “UST”) to appoint a second official committee in these Chapter 11 cases to represent the interests of public entities.  Around the same time, the Public Entity Movants sent a letter to the UST requesting that the UST reconstitute the Creditors’ Committee to include public entities.  The UST filed a formal objection to the Public Entity Committee Motion [Docket No. 265], asserting that in the UST’s view, public entities are not eligible to sit on official committees, and responded by letter to the Public Entity Movants declining to reconstitute the Creditors’ Committee.

Recognizing the advantage to negotiations that would be provided by a centralized representative for public entities’ interests, but concerned about the costs a second official committee would impose on the Debtors’ already limited resources, the Debtors and the Creditors’ Committee engaged in extensive negotiations regarding a proposed resolution to the objections that the Debtors and the Creditors’ Committee would have submitted to the Public Entity Committee Motion.  On July 14, 2019, the Debtors, the Creditors’ Committee, and the Public Entity Movants jointly filed a proposed agreed order [Docket No. 291] granting the Public Entity Committee Motion on a very limited basis (including limitations on scope, time, fee reimbursement, ability to be terminated, and ability to seek reinstatement), contingent on the agreement of at least one member of the Plaintiffs’ Executive Committee appointed in the MDL to sit on such a committee (thereby ensuring that the proposed committee would have the ability to speak for a significant cross-section of public entities in the upcoming negotiations).  On July 19, 2019, the Plaintiffs’ Executive Committee in the MDL filed a response [Docket No. 319] declining the invitation to sit on the proposed public entities committee on the terms proposed by the Debtors and the Creditors’ Committee, and the State of Maryland filed an objection to the agreed order [Docket No. 321] asserting that a committee representing the interests of municipalities was unnecessary in light of the participation in these cases by states.  In light of these responses, on July 23, 2019, the Creditors’ Committee filed the Reply of the Official Committee of Unsecured Creditors to Various Objections Filed to the Proposed Form of Order with Regard to the Motion Seeking Appointment of Official Committee of Public Entities Pursuant to 11 U.S.C. §§ 1102(a)(2) & 105(a) [Docket No. 332], objecting to appointment of a public entities’ committee on terms other than those in the proposed agreed order.

At the hearing held on July 24, 2019, the Bankruptcy Court denied the Public Entities Committee Motion, finding that appointment of a second official committee was not warranted under the circumstances of these cases.  As a show of goodwill, the Creditors’ Committee offered ex officio seats on the Creditors’ Committee to representatives of the Public Entity Movants, as well as to a second group of municipalities that had participated in the cases under separate counsel.  Both groups accepted the Creditors’ Committee’s offer, and now serve as ex officio members of the Creditors’ Committee and the members of each group are Settling Creditors.

5.4	Filings of Schedules of Assets and Liabilities and Statements of Financial Affairs

On July 30, 2019, the Debtors filed their schedules of assets and liabilities, schedules of executory contracts an unexpired leases, and statements of financial affairs (collectively, the “Schedules”).

5.5	Claims Bar Dates and Noticing Procedures

On July 15, 2019, the Bankruptcy Court entered an order [Docket No. 294] (the “Bar Date Order”) establishing certain deadlines (collectively, the “Bar Dates”) and procedures for the filing of proofs of claim in the Chapter 11 Cases (each a “Proof of Claim”).

Specifically, the Bar Date Order established the following deadlines for filing proofs of claim:

•

General Bar Date: September 16, 2019 at 5:00 p.m. (Prevailing Pacific Time) as the deadline for all creditors other than Governmental Units and Native American Tribes to file proofs of claim against the Debtors.

•

Governmental and Native American Tribes Bar Date: December 9, 2019 at 5:00 p.m. (Prevailing Pacific Time) as the deadline for all Government Units (as defined in section 101(27) of the Bankruptcy Code) and Native American Tribes (us used herein, defined as any Native American, American Indian, or Alaska Native tribal entity that is recognized by the federal government of the United States of America and/or the Bureau of Indian Affairs, Department of the Interior) to file proofs of claim against the Debtors.

In addition to establishing the various Bar Dates, the Bar Date Order approved a form of notice of the Bar Dates to be served on all traditional creditors in the Chapter 11 Cases (the “Bar Date Notice”).

Additionally, the Bar Date Order provided that the Debtors were to publish the notice of the Bar Dates (the “Publication Notice”) once in each of two (2) national and ten (10) local publications in the United States. The Debtors published the notice once in the national editions of The New York Times and USA Today, and once in the following local publications: Memphis Commercial Appeal, Indianapolis Star, Florida Times Union (Jacksonville), Las Vegas Review Journal Sun, Saginaw News, Arizona Republic, Dallas Morning News, Miami Herald, Los Angeles Times, and San Antonio Express News.  The Bankruptcy Court included in the Bar Date Order its finding that the noticing procedures outlined therein, constituted adequate notice of the Bar Dates to creditors of the Debtors, including unknown creditors.

As of the date hereof, approximately [596] proofs of claim were filed in these Chapter 11 Cases.

5.6	Sales of Assets and Pursuit of Affirmative Claims

The Debtors engaged in a robust pre- and post-petition marketing process, resulting in the sale of certain of the Debtors’ assets. Further, the Debtors have been evaluating affirmative causes of action in order to bring further value to the Debtors’ Estate.

(a)The Debtors Continue the Postpetition Marketing and Sale Process12

The postpetition phase of the Sale Process consisted of the potential sales of the Debtors’ assets related to each of (i) Subsys, (ii) Syndros, and other assets related to CBD, (iii) Epinephrine, (iv) Naloxone, (v) Buprenorphine (and collectively with assets related to Subsys, Syndros, CBD, Epinephrine, and Naloxone, the “Assets”). The Debtors, in consultation with their advisors and the Creditors’ Committee, developed procedures to govern various aspects of the postpetition Sale Process (the “Bidding Procedures”).

The Bankruptcy Court entered its order approving the Bidding Procedures on July 2, 2019 [Docket No. 56].

The Bidding Procedures were designed to provide the Debtors with flexibility to run the postpetition Sale Process in a manner that would maximize the value of their assets for their stakeholders.  The Bidding Procedures allowed interested parties to submit bids for any individual Asset or combination of Assets, subject to the terms and provisions of the Bidding Procedures. If, however, the Debtors determined that the bids for any of the Assets would not provide sufficient value for such Assets, the Debtors reserved the right not to sell such Assets pursuant to the Bidding Procedures.

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The descriptions of the Hikma Transaction, the Chilion Transaction, and the Subsys Transaction herein do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Hikma Asset Purchase Agreement, the Chilion Asset Purchase Agreement, and the Subsys Asset Purchase Agreement (all as defined herein), and, where applicable, the Bankruptcy Court’s sale orders approving the same.

i.	Hikma Transaction (Spray Products)

Pursuant to the Bidding Procedures, on August 5, 2019, Insys and Hikma Pharmaceuticals USA Inc. (“Hikma”) entered into an Asset Purchase Agreement (the “Hikma Asset Purchase Agreement”). Pursuant to the Hikma Asset Purchase Agreement, Insys agreed to sell, transfer and assign to Hikma, pursuant to section 363(b) of the Bankruptcy Code, Insys’s epinephrine 7mg and 8.5mg unit-dose nasal spray products and naloxone 8mg unit-dose nasal spray products (the “Hikma Products”) and certain equipment and liabilities primarily related to the Hikma Products (collectively, the “Hikma Purchased Assets”), in consideration for an amount in cash equal to $17,000,000, payable at the closing of the transaction (the “Hikma Transaction”).  In addition, Hikma agreed to pay the cure costs for Purchased Contracts (as defined in the Hikma Asset Purchase Agreement) that are assumed and assigned to Hikma under the Hikma Asset Purchase Agreement, and assumed certain other specified liabilities.

On August 22, 2019, the Bankruptcy Court entered an order approving the Hikma Purchase Agreement and the sale of the Hikma Purchased Assets to Hikma. The Hikma Transaction closed on August 29, 2019.

ii.	Chilion Transaction (CBD-Related Assets)

In addition, pursuant to the Bidding Procedures, on August 6, 2019, Insys and Chilion Group Holdings US, Inc. entered into an Asset Purchase Agreement (the “Chilion Asset Purchase Agreement”).  Pursuant to the Chilion Asset Purchase Agreement, the Debtors agreed to sell, transfer and assign to Chilion Group Holdings US, Inc., pursuant to section 363(b) of the Bankruptcy Code, Insys’s: (i) CBD formulations across current pre-clinical, clinical, third-party grants and investigator initiated study activities (including any future activities or indications), (ii) THC programs of Syndros oral dronabinol solution, and (iii) Buprenorphine products (collectively, the “Chilion Products”), and certain related equipment and other assets (collectively with the Chilion Products, the “Chilion Purchased Assets”), in consideration for an amount in cash equal to $12,200,000, payable at the closing of the transaction (the “Chilion Transaction”). On August 9, 2019, the Debtors filed the Notice of Adequate Assurance for Successful Bidder for Certain Assets Relating to CBD Formulations, Syndros, and Buprenorphine [Docket No. 426] indicating that Chilion Group Manufacturing US, LLC (“Chilion”) had been designated as affiliate assignee of Chilion Group Holdings US, Inc. for the Chilion Purchased Assets, pursuant to the Chilion Asset Purchase Agreement. In addition, Chilion Group Holdings US, Inc. agreed to pay the cure costs for the Purchased Contracts (as defined in the Chilion Asset Purchase Agreement) that are assumed and assigned to Chilion Group Holdings US, Inc. under the Chilion Asset Purchase Agreement and to assume certain other specified liabilities.

On August 23, 2019, the Bankruptcy Court entered an order approving the Chilion Asset Purchase Agreement and the sale of the Chilion Purchased Assets to Chilion.  The Debtors expect the Chilion Transaction to close in September 2019.

Pursuant to the Chilion Asset Purchase Agreement, Chilion will take over the lease for the Company’s Round Rock facility, and also agreed to make offers of employment to certain of the Debtors’ employees.

iii.	Subsys Transaction (Fentanyl-Related Assets)

Pursuant to the Bidding Procedures, on September 1, 2019, Insys and BTcP Pharma, LLC (“BTcP”) entered into an Asset Purchase Agreement (the “Subsys Asset Purchase Agreement”). Pursuant to the Subsys Asset Purchase Agreement, Insys agreed to sell, transfer and assign to BTcP, pursuant to section 363(b) of the Bankruptcy Code, all strengths, doses and formulations in the world (except for the Republic of Korea, Japan, China, Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Timor-Leste, and Vietnam) of the Debtors’ Subsys (fentanyl sublingual spray) product (the “Subsys product”) and certain other related assets, in consideration for [(i) the assumption by BTcP of certain specified liabilities, including responsibility for all cure costs, and (ii) post-closing royalty payments payable by BTcP to Insys (or the Insys Liquidation Trust, as of the Effective Date) based on sales of the Subsys product, the Lazanda® (fentanyl nasal spray) product of BTcP and its affiliates and any branded or generic equivalent fentanyl nasal spray, sublingual fentanyl spray, or any transmucosal immediate release fentanyl product (collectively, the “Combined Products”), for the period of time commencing on the closing date until the expiration of the last to expire orange book listed patent in respect of the Combined Products.  Annual royalty payments to Insys will equal forty-five percent (45%) of the annual amount that equals (a) combined net sales generated from sales of the Combined Products, less (i) the cost of goods sold, (ii) legal defense, litigation, and any litigation settlement expenses that are exclusively related to the Subsys product, solely to the extent in respect of actions or events that occurred prior to the closing date, and (iii) expenses in respect of settlement of certain existing litigation, less (b) an expense allocation amount based on the actual amount of operational overhead expense, to the extent attributable to the Combined Products and subject to certain limitations.

Further, prior to the second anniversary of the closing date, BTcP will pay to Insys (or the Liquidation Trust, as of the Effective Date) an amount equal to the sum of: (x) the total of the closing date accounts receivable actually collected by BTcP and its affiliates, and (y) the value of all Subsys product inventory transferred to BTcP at closing that is actually sold by or on behalf of BTcP at Insys’s cost of acquisition of such inventory (together, the “Post-Closing Payments”), subject to negotiated reductions specified in the Subsys Asset Purchase Agreement.  In addition, from the date of the Subsys Asset Purchase Agreement through September 30, 2019, the Debtors will pay as and when due any and all third-party costs and expenses resulting from an observation in a U.S. Food and Drug Administration (“FDA”) Form 483 letter relating to certain of the Debtors’ Subsys products.  Following September 30, 2019 until the second anniversary of the closing date, BTcP will pay such costs and expenses as and when due and will have the ability to offset the aggregate amount of such costs and expenses against any and all Post-Closing Payments due to Insys.

The Subsys Asset Purchase Agreement is subject to approval by the Bankruptcy Court (the hearing on which is currently scheduled for September 19, 2019) and provides for customary closing conditions, including entry and effectiveness of the sale order of the Bankruptcy Court authorizing and approving the transaction, and delivery of certain transfer letters to the FDA related to the products being sold. The Subsys Asset Purchase Agreement also provides for customary termination rights.

iv.	The Debtors’ Other Assets

The Debtors’ sale process with respect to its remaining assets is ongoing.

(b)Affirmative and Potential Claims of the Estate

In addition to maximizing the value of the assets of the Debtors’ estates (the “Estates”) through the sale process, the Debtors also have identified certain potential causes of action that the Estates might have.

i.	Derivative Claims Against Former Directors and Officers

On August 26, 2016, shareholders of Insys filed a derivative complaint regarding the Derivative Litigation (as amended, the “Complaint”) against John N. Kapoor, Patrick P. Fourteau, Pierre LaPalme, Steven Meyer, Theodore H. Stanley, Brian Tambi, and Michael L. Babich in the Court of Chancery of the State of Delaware, which action now is captioned In re Insys Therapeutics Inc. Derivative Litigation, Consol. C.A. No. 12696-VCL.  On November 30, 2017, the Court of Chancery stayed that Derivative Litigation in light of the related Derivative Litigation pending in the United States District Court for the District of Arizona, and the United States’ criminal prosecution of certain defendants in the Derivative Litigation.

On March 6, 2018, and at a time when certain defendants under the Complaint were still on the board, Insys’s board of directors formed a Special Litigation Committee to investigate the allegations in the Derivative Litigation and to make a determination as to how Insys should proceed with respect to the Derivative Litigation.  The Special Litigation Committee was comprised at that time, and still is comprised, of two independent directors, Dr. Rohit Vishnoi and Vaseem Mahboob.  In forming the Special Litigation Committee, Insys’s board determined that Messrs. Vishnoi and Mahboob both are independent and disinterested with respect to the Derivative Litigation.

Pursuant to the delegation of authority from Insys’s board, the Special Litigation Committee retained its own counsel, Wilson, Sonsini, Goodrich & Rosati, P.C.  The Special Litigation Committee and its counsel conducted a thorough factual and legal investigation over the course of approximately sixteen months.  The Special Litigation Committee is concluding its investigation and the Special Litigation Committee is consulting with the Board, counsel, and the Creditors’ Committee regarding how best to proceed to maximize value for the Estates.

The causes of action that are the subject of the Derivative Litigation may include, but are not limited to, breaches of fiduciary duty against former directors and officers.  These causes of action relate to, among other things, alleged misconduct by one or more of Insys’s former executives and/or directors, and actions taken by (or failed to be taken by) certain of the Debtors’ former executives, officers, and directors in response to such misconduct.

ii.	Insurance Coverage Disputes

The Debtors may have claims or causes of action against one or more of their products liability insurers related to denials of coverage for lawsuits filed against Insys.

Prior to the Petition Date, the Debtors purchased products liability insurance policies, including excess insurance policies, from various insurance companies, including Illinois Union Insurance Company (“Chubb”), certain underwriters at Lloyd’s of London (“Underwriters”), and Ironshore Indemnity Inc. and Ironshore Specialty Insurance Company (“Ironshore”) (collectively, the “Insurers”).  The Debtors purchased the policies to protect against the risk of third-party claims for damages arising out of, among other things, the Insys’s manufacture, marketing, and sale of its drug, Subsys.  For all times relevant, the Debtors had at least $30 million in annual products liability insurance coverage, as detailed below.

For the period of March 26, 2016 to March 26, 2017, the Debtors purchased $30 million in insurance coverage for products liability claims. Specifically, the Debtors purchased a primary products liability policy from Chubb that provided $10 million in insurance coverage, and an additional $20 million in excess insurance from Underwriters and Ironshore, collectively.  In March 2017, the Debtors renewed their $30 million tower of products liability insurance with Chubb, Underwriters and Ironshore, for the period of March 26, 2017 to March 26, 2018, which was later extended until April 25, 2018.

In or about March 2018, Chubb advised the Debtors that, in their view, any renewal policy would contain a broad opioid exclusion intended to preclude coverage for future Subsys-related lawsuits.  Accordingly, the Debtors purchased an extended reporting period (“Tail Policy”) from Chubb, Underwriters and Ironshore, that was intended to extend the expiring primary and excess policies to cover Subsys-related lawsuits first made against Insys until April 25, 2023, to the extent such claims arose out of covered occurrences taking place prior to the April 25, 2018 policy expiration.

The Debtors also purchased $30 million in products liability policies for the period of April 25, 2018 to April 25, 2019.

Since in or about July 2016 and continuing through these Chapter 11 Cases, the Debtors have been sued by hundreds of parties, including individuals and municipalities, for products liability or personal injury relating to the manufacture, marketing, and sale of Subsys.  The Debtors, in turn, timely tendered the claims to the Insurers, including under the 2016-2017 policies, the 2017-2018 policies, and the Tail Policies.

In response to the claims, Chubb initially agreed to, and did, defend certain of the lawsuits under a reservation of rights.  Chubb also indemnified the Debtors for portions of settlements paid to resolve certain of the claims.  However, beginning around July 2018, in a series of letters, Chubb began denying coverage for the lawsuits.  Chubb’s denials of coverage were based on various arguments.  In October 2018, Chubb asserted that, even if there was coverage for the claims, all of the Subsys-related lawsuits related back to purported “advisory communications” issued during the 2016-2017 policy period and, therefore, only the 2016 to 2017 policies applied to the Subsys-related lawsuits, limiting coverage to a single $30 million tower of products liability insurance.  Although Chubb has not yet specifically responded to each and every one of the claims tendered by Insys for coverage, it is the Debtor’s understanding that Chubb is disclaiming coverage for all Subsys-related lawsuits.

To date, Underwriters and Ironshore have taken the position that their policies do not respond until the underlying Chubb policies have been exhausted.  Accordingly, neither Underwriters nor Ironshore have expressly disclaimed coverage for the Subsys-related lawsuits under the 2016 to 2017 or the 2017 to 2018 policies.

Debtors dispute Chubb’s position on coverage, and believe they have claims and causes of action against the Insurers for, among other things, declaratory judgment, breach of contract, bad faith, and unfair insurance practices.  As per the Plan, the Victims Restitution Trust will be entitled to bring such claims and causes of action.

iii.	Avoidance Actions and Potential Clawback

As noted above in Section 5.6(b)(iii), the Debtors have begun the process of investigating and evaluating potential avoidance claims, including but not limited to under chapter 5 of the Bankruptcy Code and applicable state law.  The Debtors may seek to avoid and recover transfers (or obligations) made by the Debtors during the several years prior to the Petition Date pursuant to applicable law.  Prior to the Petition Date, among other things, the Debtors advanced legal fees and expenses for certain current and former employees, officers, and directors in connection with governmental investigations and other proceedings.  The Debtors may have rights to the return or clawback of funds advanced to these persons, or their counsel, pursuant to agreements executed in connection with the advancements.  Separately, the Debtors entered into separation agreements with some employees that provided for the payment of severance and other obligations by Insys, and the Debtors may have the right to avoid and recover any such payments and obligations.  The description of specific transfers included in this section is for descriptive, not limiting, purposes.

The Creditors’ Committee believes these claims are meritorious and should be transferred to the Insys Liquidation Trust, and that the Debtors should not expend estate resources for the investigation and evaluation of such claims.

iv.	Other Claims

In addition to the foregoing, the Debtors may also have claims against various other third parties under applicable state law based on pre-petition conduct.  The Debtors’ diligence and investigation regarding such claims is ongoing.

The Creditors’ Committee believes these claims are meritorious and should be transferred to the Insys Liquidation Trust, and that the Debtors should not expend estate resources for the investigation and evaluation of such claims.

(c)Stabilizing Litigation through Enjoining Actions

On June 10, 2019, the Debtors initiated an adversary proceeding, Adv. Proc. 19‑50261 (KG), seeking to enjoin certain state and local governments from pursuing lawsuits potentially not automatically stayed by section 362 of the Bankruptcy Code, and filed the related Debtors’ Motion for a Preliminary Injunction Pursuant to U.S.C. § 105(a) [Adv. Pro. 19-50261 Docket No. 2] (the “PI Motion”).  Such lawsuits are all by government plaintiffs or claimants seeking to hold the Debtors liable in connection with claims and/or causes of action arising out of, or related to, Subsys.

Following discussions and negotiations with litigating parties, certain litigants agreed by stipulation to halt litigation against the Debtors.  Further, as a result of negotiations between the Debtors, the Creditors’ Committee, and certain State Attorneys General, on July 2, 2019, the Bankruptcy Court entered the Agreed Order Regarding Estimation Motion, PI Motion, and Approving Case Procedures [Adv. Pro. Docket No. 45] (the “Agreed Order”), pursuant to which the Bankruptcy Court entered a stay of all pending government actions that were the subject of the PI Motion and not otherwise the subject of a stipulation with the Debtors (the “Enjoined Actions”), abated the Debtors’ PI Motion, and approved the Case Protocol (as further described therein and as later defined herein).

(d)The Case Protocol and Estimation of Claims

As noted above, on the Petition Date, the Debtors filed the Motion of Debtors for (I) Entry of Orders Pursuant to 11 U.S.C. §§ 105(a) and 502(c) (A) Establishing Procedures and Schedule for Estimation Proceedings and (B) Estimating Debtors’ Aggregate Liability for Certain Categories of Claims, (II) Entry of Protective Order, and (III) Subordination of Certain Penalty Claims [Docket No. 29] (the “Estimation Motion”), seeking to approve procedures for estimating aggregate totals for certain categories of claims to form the basis of a chapter 11 plan.  In reaction to the Debtors’ proposed estimation procedures, the Creditors’ Committee and certain State AGs approached the Debtors to negotiate and implement an alternative to the relief proposed in the Estimation Motion. The Debtors worked with these parties on a resolution of the issues surrounding the Estimation Motion and the PI Motion, with the Debtors and State AGs recognizing that the Creditors’ Committee, as a neutral party and fiduciary to all unsecured creditors, could serve an important role in working with the Debtors and negotiating with other creditors to determine the amount of claims in certain relevant categories. Through this lens, the Debtors, the Creditors’ Committee, and certain State AGs began developing a multi-pronged comprehensive case protocol (the “Case Protocol”) that documented a schedule and a potential path forward to resolve issues regarding claim estimation, plan classification, allocations, and related issues.13

The Agreed Order is the product of the Debtors’ aforementioned time spent in negotiations, analysis of claims, and collaboration with interested parties.  The Agreed Order included, as part of the overall Case Protocol, a timeline for the Debtors to work with various groups to develop, file and solicit a proposed plan of liquidation.  Along with the aspects of the Case Protocol previously discussed, the Case Protocol provided for mediation and a deadline by which the Debtors would file a plan.  The Case Protocol provides that should the Debtors file a non-consensual plan, any party that objected to the PI Motion on or before June 28, 2019, and that did not resolve such objection through a stipulation or other voluntary agreement to stay, may file with the Court a Notice of Scheduling Conference on or after September 2, 2019 to set a hearing date on the PI Motion solely with respect to such noticing party. See Agreed Order, Ex. A (Case

[13]

Prior to the Petition Date, the Debtors engaged Nathan to, among other things, estimate the amount of certain Claims.  Nathan relied on data provided by the Debtors and their advisors as well as third-parties in conducting their analysis.  Post-petition, Nathan, together with the Debtors’ other advisors, consulted with the advisors to the Creditors’ Committee in preparing its analysis (the “Nathan Analysis”).

Protocol) at 3.  Concurrent with the Court’s approval of the Case Protocol, the Debtors withdrew the Estimation Motion and held the PI Motion in abeyance and the Enjoined Actions were stayed.

5.7	Creditor Discussions, Mediation and Plan Settlement

(a)Creditor Discussions

Following the entry of the Agreed Order and the Case Protocol, the Debtors and the Creditors’ Committee started on the path toward reaching a consensual plan by meeting with various groups of creditors.  In a short span of time, representatives of the Debtors and the Creditors’ Committee met one or more times (and/or had telephonic conversations) with representatives of (1) certain States’ Attorneys General, (2) the Plaintiffs’ Executive Committee appointed in the MDL, (3) certain Municipalities not part of the MDL, (4) the TPPs, (5) the Insurance Ratepayers, (6) Hospitals, (7) NAS Children, (8) Native American Tribes, and (9) certain Personal Injury Claimants.  As part of those discussions, the creditors presented the factual and legal bases for their claims and the alleged value of those claims against the Debtors.

Immediately following this initial round of creditor meetings, the Debtors and Creditors’ Committee met to discuss their initial estimates of the aggregate claims against the Debtors’ Estates held by the various categories of creditors.  In some cases, the Debtors and Creditors’ Committee agreed on those estimates and, in some cases, they did not.  Both had prepared their own analysis and conclusions based on, among other things: information presented by creditors (both during meetings and thereafter); claims asserted in prepetition litigation; discovery conducted in connection therewith; prepetition litigation settlements; publicly available market data sources and statistical analysis; government agency, academic and other research studies regarding the impacts and costs of the opioid crisis; Subsys’s small percentage (less than two tenths of one percent) of the overall opioid market between 2012 and 2016, and the fact that Insys was not in existence prior thereto (unlike many other opioid companies); and legal research regarding litigation risks associated with prosecution and defense of the asserted claims.

Based on the various discussions among the Debtors, the Creditors’ Committee, and the creditor group representatives referenced above, and consistent with the Agreed Order and the Case Protocol, in early August the Debtors and the Creditors’ Committee reached agreement on what they collectively felt was a fair allocation of estate value, and made a joint settlement proposal regarding claim classifications and allocation of estate value to each creditor group. The Debtors and the Creditors’ Committee were best situated to formulate a settlement proposal because of their unique positions of having fiduciary duties and no pecuniary interest of their own in the outcome of such allocation.

(b)Plan Mediation

In connection with that initial joint proposal and acknowledging the recommendation of many creditor representatives that a third party mediator would be more effective than the more informal negotiation process outlined in the Case Protocol, the Debtors and the Creditors’ Committee requested that Judge Kevin Carey of the Bankruptcy Court mediate, among other things, issues related to allocation of estate value, plan classification, and implementation among the Debtors’ various creditors.  On August 5, 2019, the Bankruptcy Court entered an order appointing Judge Carey to mediate the foregoing issues among the Debtors, the Creditors’ Committee, the various creditor group representatives discussed above, and any other creditor wishing to participate in the mediation.  See Order Appointing Mediator [Docket No. 398].  The mediation was conducted between August 6, 2019 and August 31, 2019, and included numerous in-person meetings in Delaware among the mediation parties and telephonic conferences with the mediator. The Debtors and the Creditors’ Committee used the springboard of mediation to continue negotiations with all parties and have agreed, with the Settling Creditors, on the Plan Settlement described in further detail below.

(c)Plan Settlement

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan incorporates a compromise and settlement of certain Claims and controversies between the Debtors, the Creditors’ Committee, and the Settling Creditors, in the form of a settlement (the “Plan Settlement”).  The Plan Settlement is the cornerstone of the Plan and is necessary to achieve a beneficial and efficient resolution of the Chapter 11 Cases for all parties in interest.  The Plan will be deemed to constitute a motion seeking approval of the Plan Settlement pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of such motion and each of the compromises or settlements comprising the Plan Settlement.  Furthermore, the Bankruptcy Court’s findings will constitute its determination that such compromises and settlements are: within the range of reasonableness; in the best interests of the Debtors, their Estates, their Creditors, and other parties-in-interest; and fair and equitable.

The Plan Settlement comprises, among other things, agreements with respect to plan classification, procedures for determining Allowed Claims in certain Classes, and allocations of plan value by Class.  Each component of the Plan Settlement acknowledges and addresses the unique characteristics of these Chapter 11 Cases and the parties-in-interest therein.  Further, and as all parties to the mediation agreed, the Plan Settlement is not intended to be a blueprint for other chapter 11 cases, nor is it intended to be used as precedent by any party.

i.	Plan Classification and Determination of Allowed Claims

Third Party Payors (TPPs) and Insurance Ratepayers (Class 4)

Third Party Payors and Insurance Ratepayers, collectively, have asserted claims against Insys for, among other things, fraud leading to the improper reimbursement and payment of prescription costs for Subsys, and Insurance Ratepayers have asserted claims against Insys stemming from the alleged increase in the cost of insurance premiums as a result of Insys’s conduct. The Insurance Ratepayers further allege that 100% of the increased costs suffered by the Third Party Payors as a result of the Debtors’ conduct were passed along to the Insurance Ratepayers who ultimately pay insurance premiums, and have asserted claims against Insys for the resulting increase of insurance premium rates. The Third Party Payors dispute such assertions, among other things.  With the benefits of allowing the Debtors to proceed to Plan confirmation and of saving the Debtors’ Estates the time and resources required to object to these claims, the Third Party Payors and the Insurance Ratepayers have agreed to (i) have their claims classified together and (ii) arbitrate the dispute regarding the proper allocation of Class 4 recoveries as between these two creditor groups before a Claims Arbiter for a period of two months.  From that point, and using such allocation, the Liquidating Trustee will work with the Third Party Payors and the Insurance Ratepayers to settle or otherwise determine each of the Allowed Claims in this Class in accordance with the Plan and with the assistance, if required, of the Bankruptcy Court.  [If the Bankruptcy Court grants these parties’ Motions to Allow the Filing of Class Claims (Docket Nos. 76 and 486), to which both the Debtors and Creditors’ Committee have agreed not to object, the assistance of the Liquidating Trustee will not be required.]

Hospitals and NAS Children Monitoring (Class 5)

Hospitals and the representatives of the putative class representing the need to monitor NAS Children affected by opioid addicted mothers have, in many respects, similar or overlapping claims with regard to the damage caused by Insys’s conduct and the need to abate the opioid crisis at the private level, along with the public level.  Supporting the same overall goals of a swift plan confirmation and efficient use of Estate resources, the Hospitals and NAS Children have also agreed to use the services of the Claim Arbiter to resolve the dispute over the proper allocation within Class 5 as between these two creditor groups.  From that point, and using such allocation, the Liquidating Trustee will work with the parties to settle or otherwise determine each of the Allowed Claims in Class 5.  [If the Bankruptcy Court grants the pending motions of the Hospitals and NAS Children to allow the filing of class claims (Docket Nos. 404 and 476), to which both the Debtors and the Creditors’ Committee have agreed not to object, the assistance of the Liquidating Trustee will not be required.]

States, Municipalities and Native American Tribes (Class 7)

The wide ranging litigation against opioid manufacturers (including Insys), distributors, and other defendants has, to some extent, been recently overshadowed by the public dispute among certain States and Municipality plaintiffs in the MDL as to which public entities are the right parties to bring and collect on such claims as a matter of state and federal constitutional law.  Rather than expend Estate resources in resolving this dispute within the context of the Debtors’ Chapter 11 Cases, which would likely dissipate the assets available to pay creditors, the Debtors and the Creditors’ Committee agreed as part of the overall Plan Settlement to combine these parties into a single Class 7 and allow the parties, as well as (1) the Native American Tribes, which are also part of the MDL, and (2) the municipalities, most of which are also part of the MDL, in this class to determine amongst themselves the appropriate allocation of creditor recoveries among the various claimants in Class 7.  [The Liquidating Trustee will be charged with retaining any Distributions on account of Class 7 until satisfactory instructions are received from Class 7 regarding the payment of such Distributions].

ii.	Estimation of Classes of Claims and Allocation of Plan Value

The Plan Settlement estimates Classes of Claims and allocates Plan value at two levels: first as between the public and private creditors, and second, among the private and public creditors themselves.

Estimation of Classes of Claims

For the sole purpose of guiding the allocation of Distributions under the Plan Settlement, the Debtors, the Creditors’ Committee and the Settling Creditors agreed, for a number of reasons, that the following Class claim estimates are fair and equitable and within the range of reasonableness:

	Class	Claim Estimate
Class 3	Trade Claims and Other Unsecured Claims	$50 million
Class 4	Insurance Related Claims	$258 million
Class 5	Hospital / NAS Monitoring Claims	$117 million
Class 7	SMT Group Claims	$597 million

The chart above: (1) does not include an estimate of the personal injury claims, which are separately addressed below; (2) is based on the work described above, performed by the Debtors and the Creditors’ Committee; and (3) takes into consideration all of the types of factors and information noted above, including creditor meetings, information provided, independent analysis, and Insys’s miniscule share of the overall opioid market from 2012–2016 (and its non-existence prior thereto).  The Claim estimates were negotiated by all parties, and agreed to by the Settling Parties, and represent the “settlement” values for these claims—i.e., if the Plan and Plan Settlement are not approved in the form and manner set forth herein, all parties retain the right to argue, without prejudice, that these amounts should be adjusted, up or down, and perhaps materially.

Allocation Between Public Creditors and Private Creditors

As an initial matter, Trade and Other Unsecured Claims in Class 3 will receive the first $3 million of distributions from the Estates.  The Debtors believe that Allowed Claims in this Class will total approximately $50 million, assuming the disallowance and/or equitable subordination (as provided in Class 10) of the Claims of persons (or on behalf of such persons) who engaged in, aided and abetted, or whose Claim arises from, any act or omission that constitutes criminal conduct, fraud, willful misconduct, or other wrongful or inequitable conduct in connection with the sale, distribution, and marketing of Subsys. The Creditors’ Committee has not had the opportunity to review fully the information underlying the Trade and Other Unsecured Claims, and, as such, agreed to the settlement contained herein based on the Debtors’ representations with respect thereto.

Following this first level of Distributions, the second level of Distributions (from $3 million to $38 million) will be made 55% to private creditors (Classes 3, 4 & 5) and 45% to public creditors (Classes 6 & 7).

After the first $38 million in Distributions, the allocation swings widely in favor of the Debtors’ public creditors.  At that point, 80% of Distributions will go to public creditors and 20% to private creditors.  The distribution scheme set forth above was reached to both allow for potentially higher recoveries to public litigants if affirmative claims prove to have substantial value, but also provide meaningful dollar recoveries from first-dollars out to private litigants with more direct and compensatory claims.  The distribution scheme also comports with the views held by the Debtors and the Creditors’ Committee regarding the type of claims held by the public litigants as being more speculative, but perhaps with higher potential values to the extent they can be proved, due to the sheer number of states, municipalities and Native American Tribes that have asserted, and may assert, claims.

Allocations among certain Private Creditor Classes

The private creditors’ share of the Distributions allocated above are split roughly pro rata based on the Settling Parties’ agreed Class estimates for Classes 4 and 5.  In exchange for receiving the benefit of the first $3 million in Distributions from the Estate, Claims in Class 3 (Trade and Other Unsecured Creditors) receives 0.5% of certain continuing Distributions thereafter.

Allocations among Public Creditor Classes

The public creditors’ share of the Distributions allocated above are split roughly pro rata based on the amount of Allowed Civil DOJ Claim and the Debtors’ and the Creditors’ Committee’s agreed Class estimate for the aggregate amount of the SMT Group Claims (Class 7).

Allocation to Personal Injury Claimants (Class 8)

Personal Injury Claimants in Class 8 will not receive Distributions in the same manner or from the same sources as the public and private creditor Classes.  Instead, the Personal Injury Claimants in Class 8 will receive the benefit of the proceeds (if any) of the Debtors’ products liability insurance, to the extent recovered, until such time as the Allowed Personal Injury Claims are paid in full, in the manner, and pursuant to the sharing mechanic, described in the Plan and the Disclosure Statement.  The Debtors, the Creditors’ Committee and the Settling Creditors believe that treating the Personal Injury Claimants in this manner is fair and equitable due to: (i) the Personal Injury Claimants’ unique rights against the Debtors’ products liability insurance policies; (ii) the products liability insurance’s unique position in these cases; and (iii) the fact that the Personal Injury Claimants have agreed to forego any other type of Distribution in these cases, thereby taking the full risk of litigation with the products liability insurance carriers.

The Debtors, the Creditors’ Committee, and the Settling Creditors believe that the Plan Settlement is fair and equitable and is in the best interest of all creditors because it avoids costly and time consuming litigation, and allows the Debtors to emerge quickly from the Chapter 11 Cases.  Moreover, the Class claim estimates that are the basis of the plan allocations are well within the range of reasonableness for each Class, and the Debtors and the Creditors’ Committee will be prepared to provide evidence to this effect at the Confirmation Hearing.  Moreover, given the fact that the Debtors and the Creditors’ Committee do not have any stake in any intercreditor disputes and have no pecuniary interest in the outcome, that fact that two estate fiduciaries have agreed on this plan settlement is a powerful statement as to its fundamental fairness.

Finally, as part of the overall settlement, the Debtors, the Creditors’ Committee, and the Settling Parties have agreed (solely among themselves) that (i) the Plan, the Plan Settlement, the Plan Documents and the Confirmation Order constitute a good faith compromise and settlement of Claims and controversies based upon the unique circumstances of these Chapter 11 Cases, (ii) none of the foregoing documents, nor any materials used in furtherance of Plan confirmation (including, but not limited to, the Disclosure Statement, notes and drafts), may be offered into evidence, deemed an admission, used as precedent, or used in any context whatsoever beyond the purposes of this Plan, in any other litigation or proceeding except as necessary and as admissible in such context, to enforce their terms before the Bankruptcy Court or any other court of competent jurisdiction, and (iii) such documents will be binding as to the matters and issues described therein, but will not be binding with respect to similar matters or issues that might arise in any other litigation or proceeding in which the Debtors are not a party.  Any Person’s support of, or position or action taken in connection with, the Plan, the Plan Settlement, the Plan Documents and the Confirmation Order may differ from its position or testimony in any other litigation or proceeding in which the Debtors are not a party.

VI.	Summary of the Plan
6.1	Substantive Consolidation

(a)Consolidation of the Debtors

Substantive consolidation is a judicially created equitable doctrine that treats separate legal entities as if they were merged into a single consolidated surviving entity, with all the assets and liabilities (other than inter-entity liabilities, including the Intercompany Claims, and guarantees, which are extinguished) permanently becoming assets and liabilities of the consolidated survivor. The effect of consolidation is the pooling of the Debtors’ assets, and the claims against the Debtors, and in turn, satisfying liabilities from a common fund and combining the creditors of the Debtors for the purposes of voting on the Plan. In the absence of consolidation, the creditors of an individual debtor could only look to the assets of that particular individual debtor to satisfy such creditor’s claim.  As a result of the consolidation, a creditor of one individual debtor is treated as a creditor of the Debtors, and issues of individual corporate ownership of assets and individual corporate liability on obligations are no longer pertinent.

The Plan will consolidate all of the Debtors, including for the purpose of implementing the Plan, for purposes of voting, for assessing whether Confirmation standards have been met, for calculating and making distributions under the Plan, and for filing post-Confirmation reports and paying quarterly fees to the U.S. Trustee. Pursuant to the Confirmation Order, as of the Effective Date: (a) all assets and liabilities of the Debtors will be deemed merged; (b) all guarantees by one Debtor of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be a single obligation of the Debtors; (c)  each and every Claim filed or to be filed in the Chapter 11 Case of any Debtor will be deemed filed against the Debtors and will be deemed one Claim against and a single obligation of the Debtors, and the Debtors may file and the Bankruptcy Court will sustain objections to Claims for the same liability that are filed against multiple Debtors; and (d) Intercompany Claims between any Debtors will be eliminated and extinguished in accordance with Section 4.11 of the Plan and no Distributions shall be made under the Plan on account of any Intercompany Claim.14

[14]

The Debtors engage in intercompany transactions between and among the Debtors in the ordinary course of business (“Intercompany Transactions”), which in turn generates intercompany receivables and payables (each, an “Intercompany Claim”).  The Intercompany Transactions include fees charged by certain Debtors to other Debtors on account of intercompany provision of goods or services, including management support services, contract manufacturing services, claims and business relationships management, and intercompany sales of manufactured products.  The Debtors generally account for and record all Intercompany Transactions and Intercompany Claims in their centralized accounting system, the results of which are recorded concurrently on the Debtors’ balance sheets and regularly reconciled.  This results in a net balance of zero when consolidating all intercompany accounts.

This consolidation will not: (i) affect the legal and corporate organizational structures of the Debtors; (ii) affect the vesting of assets in the Debtors, the Insys Liquidation Trust or Victims Restitution Trust; (iii) affect the rights of any Claimant with respect to the collateral securing such Claim, if any; (iv) constitute a change of control of any Debtor for any purpose, (v) cause a merger or consolidation of any legal entity, (vi) affect executory contracts that were entered into during the Chapter 11 Cases or that have been or will be assumed, assumed and assigned, or rejected; (vii) affect the Debtors’ or the Insys Liquidation Trust’s or the Victims Restitution Trust’s ability to subordinate or challenge Claims on an entity by entity basis; or (viii) prejudice the rights of any Debtor with respect to the prosecution or defense of any Cause of Action including, but not limited to, preferential transfers and fraudulent conveyances, against and person or entity as if there was no substantive consolidation, including payments or transfers by and among the Debtors and any related or affiliated entity prior to the Petition Date.

(b)The Basis for Consolidation

Substantive consolidation of the Debtors is an important element of the successful implementation of the Plan. It is well established that section 105(a) of the Bankruptcy Code empowers the Bankruptcy Court to substantively consolidate multiple debtors.  The Debtors believe that the Plan’s proposed consolidation structure is supported by the applicable legal standards, practical considerations, and the Debtors’ prepetition and postpetition operations and financial affairs. Further, based on the facts of this case, the Creditors’ Committee supports substantive consolidation of the Debtors and believes it is in the best interest of all parties.

Prepetition, the Debtors’ operational and financial affairs were inextricably intertwined and any disentanglement efforts are likely to be time-consuming and expensive, and ultimately may not produce a clear benefit to the Debtors’ Chapter 11 Cases. The Debtors directed substantially all of their operations from one corporate headquarters under the same management team. The Debtors prepared and reported their financial statements and filed their Federal tax returns on a consolidated basis. One entity conducted all sales activity for the entire enterprise and received all proceeds from the Debtors’ commercial activity, while intellectual property was held among various entities. Upon receipt, cash was distributed on an as-needed basis to other Debtor entities.  Any additional funding needs of the Debtor entities were funded from cash or investments held by Insys (the parent company). With regards to the aforementioned transfers of cash there was no formal documentation (promissory notes, etc.) of the resulting intercompany obligations. The Debtors did log each prepetition intercompany transfer of cash and goods, but such intercompany activity was so regular and in the Debtors’ ordinary course that the prepetition Debtors effectively functioned as one unit, with cash, assets, and liabilities flowing to the entity in which such cash or assets could be most effectively utilized, or such liabilities most effectively assessed, at any given time.

Perhaps even more importantly, the prepetition and postpetition litigation against the Debtors related to Subsys would be very difficult, and time consuming, to apportion to any one particular Debtor or Debtors.  The recoveries for unsecured creditors in the Chapter 11 Cases will predominantly derive from the Debtors’ cash on hand, asset sale proceeds, and, potentially, the Debtors’ Affirmative Claims (which may be paid from proceeds of insurance or from the defendants themselves). The Debtors submit that it will be nearly impossible to allocate such sales proceeds or recoveries among each Debtor’s individual Estate given the interconnectedness of the Debtors’ operations and assets subject to the asset sales. The asset sales themselves did not allocate proceeds among legal entities. In the event that a particular creditor may receive a better recovery in the absence of substantive consolidation, that recovery is likely to be consumed by the costs associated with investigating and litigating any: (i) inter-creditor claims, and (ii) inter-creditor allocation disputes regarding those recoveries. Furthermore, the consolidation of the Debtors will expedite the conclusion of the Chapter 11 Cases.  Accordingly, the Debtors believe there would be significant difficulties and enormous costs that would be borne by the Debtors’ Estate to disentangle the Debtors’ estates, which would deplete the recoveries for all creditors and cause unnecessary and costly delays in the confirmation of the Plan and distributions to creditors.  The Debtors believe that the result would likely be worse recoveries for all creditors.  The particular facts and circumstances of these Chapter 11 Cases present unique arguments warranting substantive consolidation.

(c)Consolidation Order

The Plan will serve as a motion seeking entry of an order consolidating the Debtors, as described and to the extent set forth in section 5.2 of the Plan. Unless an objection to such consolidation is made in writing by any creditor or Claimant affected by the Plan and timely filed and served on or before the [Confirmation Objection Deadline], or such other date as may be fixed by the Bankruptcy Court, the order approving consolidation (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely filed, a hearing with respect thereto will occur at the Confirmation Hearing. This, however, will not affect the obligation of the consolidated Debtors to (a) pay a single quarterly fee to the U.S Trustee in accordance with 28 U.S.C. § 1930 based upon the consolidated disbursements made by the substantively consolidated Debtors or (b) seek the closing of their substantively consolidated Chapter 11 Cases.

6.2	Equitable Subordination under Bankruptcy Code 510(c)

The Plan will be deemed to constitute a motion to equitably subordinate under Section 510(c) of the Bankruptcy Code, to the extent such claims are not disallowed, the claims of persons (or on behalf of such persons and including claims for indemnification or repayment of fees and expenses, including legal/defense fees and expenses) who engaged in, or aided and abetted, or whose claim arises from, any act or omission that constitutes criminal conduct, fraud, willful misconduct, or other wrongful or inequitable conduct in connection with the sale, distribution, and marketing of Subsys, and the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of such motion.  Under the doctrine of equitable subordination articulated in section 510(c)(1) of the Bankruptcy Code, a creditor’s claims may be subordinated to the claims of other creditors for distribution purposes.  Courts in the Third Circuit generally apply a three-pronged test to determine whether a claim may be equitably subordinated: (1) the claimant must have engaged in some type of inequitable conduct; (2) the claimant's misconduct must have resulted in injury to other creditors or conferred an unfair advantage on the claimant; and (3) equitable subordination of the claim must not be inconsistent with the Bankruptcy Code.

Shubert v. Lucent Techs. Inc (In re Winstar Communs., Inc.), 554 F.3d 382, 411 (3d Cir. 2009) (providing that “three conditions must be satisfied before exercise of the power of equitable subordination is appropriate: (1) [t]he claimant must have engaged in some type of inequitable conduct; (2) [t]he misconduct must have resulted in injury to the creditors of the bankrupt or conferred an unfair advantage on the claimant; and (3) [e]quitable subordination of the claim must not be inconsistent with the provisions of the Bankruptcy [Code].”); see also Citicorp Venture Capital, Ltd. v. Comm. of Creditors Holding Unsecured Claims, 160 F.3d 982, 986–87 (3d Cir. 1998) (same).

The Debtors and the Creditors’ Committee are working together to identify claimants who meet the above-described criteria.  Each of those individuals will be provided notice informing each of their proposed treatment under the Plan and affording each the opportunity to object such treatment.  Objections, if any, to equitable subordination will be heard at the hearing on confirmation of the Plan.

6.3	Class Proofs of Claim

In the course of these Chapter 11 Cases, four different motions seeking, among other things, leave of the Bankruptcy Court to permit the submission of a class Proof of Claim on behalf of an uncertified proposed class of claimants have been filed (the “Motions for Class Proofs of Claim”). All of the Motions for Class Proofs of Claim concern similar and/or identical allegations against the Debtors.

The Motions for Class Proofs of Claim are described further, as follows:

(a)On June 16, 2019, twenty-five individually named parties filed the Motion of the Class Claimants for Leave to File Class Proof of Claim [ECF No. 76], seeking class action status on behalf of certain plaintiffs in the MDL who are claiming that, as a result of the actions of Insys and others, all citizens of their states are paying higher insurance premiums.   The proponents seek to certify a class consisting of all persons (including natural persons and entities) who purchased private health insurance policies in the States from 1996 through the present, and all persons who paid for any portion of employer provided health insurance from 1996 through the present. The plaintiffs acting as putative class representatives purchased health insurance during the applicable time period (the “Insurance Ratepayers”).  The Insurance Ratepayers allege, among other things, that Insys and others (1) engaged in a deceptive marketing scheme to encourage doctors and patients to use opioids to treat chronic pain, (2) falsely minimized the risks of opioids and overstated their benefits, and (3) generated more opioid prescriptions than should have been issued.  The Insurance Ratepayers further allege that the direct and proximate consequence of the Debtors’ misconduct is that every purchaser in the States of private health insurance paid higher premiums, co-payments, and deductibles, as insurance companies passed on to their insureds the expected costs of future care regarding opioid-related coverage. The Insurance Ratepayers seek to bring claims for all monetary components of the relief sought in their MDL class action complaints, including for money damages, restitution, statutory and civil penalties, and any claims for counsel fees and expenses.

(b)On August 7, 2019, four individually named parties filed the Motion by Hospital Class Action Claimants Pursuant to Bankr. P. 9014 and 7023 to Make Federal Rule of

Civil Procedure 23 Applicable to These Proceedings and to Permit the Filing of a Class Proof of Claim [ECF No. 404], seeking class action status on behalf of certain plaintiffs in the MDL who are claiming that they incurred losses as a result of the allegedly deceptive, false, and unfair marketing of prescription opioids by Insys and others. The proponents seek to certify a class consisting of all hospitals in the United States which treated patients with opioid conditions, including patients with opioid overdose; opioid addiction; babies born opioid addicted; opioid users committed to mental health treatment programs; and users with pretextual excuses for obtaining opioids. Excluded from this class would be any hospitals directly or indirectly owned or operated by the Debtors or the Debtors’ affiliated entities.  The hospitals acting as putative class representatives are all hospitals who have treated patients for conditions related to the use of prescription opiates manufactured by the Debtors and other manufacturers (the “Hospitals”).  The Hospitals allege that Insys and others (1) disseminated false information about their products to create false narrative about the safety and utility of prescription opioids, downplaying their addictive nature and other dangers associated with their use, (2) underreported or failed to report suspicious orders, excessive order flow through various distribution and retail channels, and other information that would have jeopardized the success of the false narrative and threatened their lucrative business. The Hospitals have brought claims alleging (1) violations of RICO and state law equivalents, (2) nuisance, (3) negligence, (4), common law fraud, (5) violations of state consumer protection statutes; and (6) unjust enrichment.

(c)On August 19, 2019, three individually named parties filed the Motion by NAS Baby Class Action Claimants Pursuant to Fed. Bankr. P. 9014 and 7023 to Make Federal Rule of Civil Procedure 23 Applicable to These Proceedings and to Permit the Filing of a Class Proof of Claim [ECF No. 476], seeking class action status on behalf of certain plaintiffs in the MDL who are claiming that they incurred losses as a result of the allegedly deceptive, false, and unfair marketing of prescription opioids by Insys and others.  The proponents seek to certify a medical surveillance/medical monitoring class consisting of all persons in the U.S. under the age of 18 who were diagnosed with neonatal abstinence syndrome (NAS) and whose birth mother ingested opioids during gestation. The babies acting as putative class representatives are all babies who were born addicted to opioids taken by their mothers, allegedly manufactured by the Debtor and other manufacturers and supplied by multiple distributors (the “NAS Babies”). The NAS Babies allege that Insys and others (1) disseminated false information about their products to create false narrative about the safety and utility of prescription opioids, downplaying their addictive nature and other dangers associated with their use, (2) underreported or failed to report suspicious orders, excessive order flow through various distribution and retail channels, and other information that would have jeopardized the success of the false narrative and threatened their lucrative business. The NAS Babies have brought claims under (1) nuisance, (2) negligence, (3), common law fraud, (4) products liability; and (5) unjust enrichment.

(d)On August 20, 2019, two individually named parties filed the Third-Party Payor Class Action Claimants’ Motion to Apply Rule 23 of the Federal Rules of Bankruptcy Procedure to these Proceedings and to Permit the Filing of a Class Proof of Claim [ECF No. 486], seeking class action status on behalf of certain plaintiffs in the MDL, who are claiming that they incurred losses as a result of Insys’s allegedly deceptive, false, fraudulent, and unfair marketing, distribution, and sales practices regarding Subsys.  The proponents seek to certify a class consisting of all Third Party Payors in the United States and its territories (other than governmental entities and including health insurers, employer-provided health care plans, union health and welfare funds, and other private providers of health care benefits) who indirectly purchased, paid, and/or reimbursed, in whole or in part, for the drug Subsys from January 1, 2013 to the present for purposes other than resale. The Third Party Payors acting as putative class representatives are all Third Party Payors who were alleged victims of the Debtors’ fraudulent scheme to unlawfully and unjustly obtain reimbursements from Third Party Payors for prescriptions of Subsys that were not properly reimbursable. The TPPs allege that Insys and others (1) disseminated false information about their products to create false narrative about the safety and utility of prescription opioids, downplaying their addictive nature and other dangers associated with their use, (2) underreported or failed to report suspicious orders, excessive order flow through various distribution and retail channels, and other information that would have jeopardized the success of the false narrative and threatened their lucrative business. The TPPs have brought claims under (1) RICO and state law equivalents, (2) nuisance, (3) negligence, (4), common law fraud, (5) violations of state consumer protection statutes; and (6) unjust enrichment.

As part of the Plan Settlement, the Debtors and Creditors’ Committee agreed not to object to the Motions for Class Proofs of Claim.  To ensure that the creditors in those classes will receive the recoveries to which they are entitled from the claim representatives, the Class Claimants will seek approval of certain class solicitation and distribution procedures.

6.4	Plan Summary

This Disclosure Statement contains the material terms of the Plan and a more detailed description will be added.  The Plan, in its entirety, is attached as Exhibit A.

VII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims.  This discussion does not address the U.S. federal income tax consequences to (i) creditors whose Claims are unimpaired or otherwise entitled to payment in full in cash under the Plan, (ii) public entities or Governmental Units, including the U.S. Government, states, municipalities and Native American Tribes, or (iii) holders who are deemed to reject the Plan, such as holders of Prepetition Equity Interests.

The discussion of U.S. federal income tax consequences below is based on the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.  The U.S. federal income tax consequences of the Plan are complex and subject to significant uncertainties.  The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the Plan.  No assurance can be given that the IRS will not take a position contrary to the description of U.S. federal income tax consequences of the Plan described below.

This discussion does not address non-U.S., state, or local tax consequences of the Plan, nor does it purport to address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (e.g., public entities and Governmental Units (including the U.S. Government, states, municipalities and Native American Tribes), foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax or the “Medicare” tax on unearned income, persons who use the accrual method of accounting and report income on an “applicable financial statement,” and persons holding Claims that are part of a straddle, hedging, constructive sale, or conversion transaction).  In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it address the Foreign Account Tax Compliance Act.

The following discussion generally assumes that the Plan implements the liquidation of the Debtors for U.S. federal income tax purposes (including by way of distributions to the Insys Liquidation Trust and Victims Restitution Trust), and that all distributions by the Debtors will be taxed accordingly.  Additionally, this discussion assumes that (i) the various arrangements to which any of the Debtors is a party will be respected for U.S. federal income tax purposes in accordance with their form and (ii) except if otherwise indicated, the Claims are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code.

The following discussion of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.  Each holder of a Claim or Interest is urged to consult its own tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

7.1	Consequences to the Debtors

Each of the Debtors is a member of an affiliated group of corporations that files a consolidated federal income tax return with Insys as the common parent (the “Insys Group”) or an entity disregarded as separate from its owner for U.S. federal income tax purposes whose business activities and operations are reflected on the consolidated U.S. federal income tax returns of the Insys Group.  The Debtors estimate that, as of the Petition Date, the Insys Group had consolidated net operating losses (“NOLs”) for U.S. federal income tax purposes of approximately $130 million, among other tax attributes (including estimated tax credits of approximately $14 million).  However, the amount of any NOLs and other tax attributes, as well as the application of any limitations on their use, remain subject to review and adjustment by the IRS.

(a)Limitations on NOL Carryforwards and Other Tax Attributes

The Insys Group’s ability to utilize its NOLs and certain other tax attributes could be subject to limitation if the Insys Group underwent or were to undergo an ownership change within the meaning of section 382 of the Tax Code after the Petition Date.  Accordingly, the Debtors obtained a Bankruptcy Court order (the “Stock Restrictions Order”), effective as of the Petition Date, imposing certain restrictions with respect to trading in Insys stock (and the claiming of a worthless stock deduction by any 50-percent shareholder of Insys, within the meaning of section 382) so as to avoid such an ownership change.  The Debtors believe that no ownership change of the Insys Group for section 382 purposes has occurred to date (including by reason of formation of the Kapoor Voting Trust) and intend that no such ownership change will occur prior to the liquidation of the Debtors pursuant to the Plan, expected to occur in or about December 2019 or early 2020.  Moreover, pursuant to the Plan, the restrictions imposed by the Stock Restrictions Order – including the restriction on claiming of a worthless stock deduction by any 50-percent shareholder of Insys – shall remain in full force and effect following the Effective Date, and for periods on or after the Effective Date, the term Common Stock as used therein shall also include the Parent Equity Interest.  If, however, the Insys Group were to undergo an ownership change for purposes of section 382 of the Tax Code by reason of the implementation of the Plan prior to the distribution of all of its remaining assets to the Insys Liquidation Trust and Victims Restitution Trust, the Debtors expect that such change should only be regarded as occurring (if at all) by reason of a deemed acquisition of interests by qualifying creditors under section 382(l)(5) of the Tax Code; in such case, the Debtors would not expect the Insys Group’s utilization of its NOLs or other tax attributes to be meaningfully impaired.

(b)Transfer of Assets to the Insys Liquidation Trust and Victims Restitution Trust; Dissolution of the Debtors

Pursuant to the Plan, two trusts – the Insys Liquidation Trust and Victims Restitution Trust (each, a “Trust”) – will be established.  In or about December 2019 or early 2020 (based on the expected timing of the Effective Date), the Victims Restitution Trust will receive an assignment of the Debtors’ product liability insurance policies (and the proceeds thereof) together with the VRT Operating Reserve, and the Insys Liquidation Trust will receive an assignment of all the other assets of the Debtors.  The Debtors will thereafter be dissolved.  Accordingly, as of the end of the date of such transfers, all of the Debtors should be treated as having completely liquidated for U.S. federal income tax purposes.  For U.S. federal income tax purposes, the transfer of the Debtors’ assets to the Insys Liquidation Trust or the Victims Restitution Trust generally is treated as equivalent to a sale of such assets at their then fair market value.  See Section 7.3.

Although the Debtors may recognize taxable income in connection with the transfer of assets to the Insys Liquidation Trust or the Victims Restitution Trust and their liquidation in the taxable year of such transfer, the Debtors expect to have sufficient current deductions for such year, available NOL carryforwards and/or other tax attributes for such year to avoid any meaningful U.S. federal income tax liability for such year.  Depending on the availability of and limitations on the Debtors’ NOLs and tax credits for state and local income tax purposes, the Debtors may be subject to certain state or local income tax liabilities relating to such transfers.  In this connection, the Debtors intend that the transfer of assets to the Insys Liquidation Trust and the Victims Restitution Trust gives rise to a deduction to the extent permitted under the Tax Code. With respect to the transferred assets relating to amounts expected to be distributable to Classes 6 (with respect to Allowed DOJ Civil Claims) and 7, the Plan provides that such amounts shall constitute restitution.  As such, the Debtors intend that transfers of assets to the Insys Liquidation Trust in respect of such claims will give rise to a deduction for U.S. federal income tax purposes to the extent of the amount of the transferred assets (equal to the amount of cash and the fair market value of the other assets transferred) that constitutes restitution.  However, the rules applicable to the determination of the deductible amount are unclear in circumstances – such as those expected to exist in part with respect to the transfer of assets to the Insys Liquidation Trust – where the identity of the holders of Allowed Claims is not fully known at the time of the payment in respect of which the deduction is claimed.

(c)Cancellation of Debt

The Tax Code provides that a debtor must recognize cancellation of debt (“COD”) income upon the elimination or reduction of debt for insufficient consideration. The Tax Code provides an exception to such income recognition treatment for any COD arising by reason of the discharge of the debtor’s indebtedness in the bankruptcy case or to the extent of the debtor’s insolvency immediately before the cancellation of the debt.  In such case, the Tax Code generally requires the debtor to reduce certain of its tax attributes – such as current year NOLs, NOL carryforwards, tax credits, capital losses and tax basis in assets – by the amount of any such excluded COD income.  COD income generally is the amount by which the adjusted issue price of cancelled debt exceeds the sum of the amount of cash and the fair market value of any other property given in exchange therefor.  In general, any reduction in tax attributes under the COD rules does not occur until the end of the tax year, after such attributes have been applied to determine the tax for the year or, in the case of asset basis reduction, the first day of the taxable year following the tax year in which the COD occurs.  Also, where the Debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group also be reduced.

Consistent with the intended treatment of the Plan as a plan of liquidation for U.S. federal income tax purposes, the Debtors believe that no COD should be incurred by a Debtor as a result of the implementation of the Plan prior to the distribution by such Debtor of all of its assets.  In such case, the reduction of tax attributes resulting from such COD (which, as indicated above, only occurs as of the end of the tax year in which the COD occurs) generally should not have a material impact on the Debtors.  There can be no assurance that the IRS will agree to such characterization, due to, among other things, a lack of direct authoritative guidance as to when COD occurs in the context of a liquidating Chapter 11 plan, and thus there can be no assurance that all or a substantial amount of the COD will not be incurred earlier.

7.2	Consequences to Holders of Certain Claims

Pursuant to the Plan, each holder of an Allowed Claim in Class 3, 4 and 5 will receive, in full and final satisfaction of its applicable claim, an interest in the Insys Liquidation Trust representing such holder’s right to receive a share of certain cash proceeds.  As discussed below (see Section 7.3), each holder of an Allowed Claim that receives a beneficial interest in the Insys Liquidation Trust will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner of, an undivided interest in the assets transferred to such Trust consistent with its economic rights in the Insys Liquidation Trust, and subject to any portion(s) of the Insys Liquidation Trust being treated as a “disputed ownership fund” or a “qualified settlement fund” for U.S. federal income tax purposes.

Each holder of an Allowed Claim in Class 8 will receive, in full and final satisfaction of its applicable claim, an interest in the Victims Restitution Trust representing such holder’s right to receive its pro rata share of the proceeds of the product liability insurance policies assigned to the Victims Restitution Trust.  As discussed further below, the Victims Restitution Trust is intended to be treated as a “qualified settlement fund” for U.S. federal income tax purposes.

(a)Consequences to Holders in Classes 3, 4, or 5

In general, a holder of an Allowed Claim in Class 3, 4 or 5 will recognize gain or loss with respect to its Allowed Claim in an amount equal to the difference between (i) the sum of the amount of any cash and the fair market value of its undivided interest in the other assets transferred to the Insys Liquidation Trust and treated as received in respect of its Claim (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted tax basis of the Claim exchanged therefor (other than any tax basis attributable to accrued but unpaid interest previously included in the holder’s taxable income).

Pursuant to the Plan, the Insys Liquidation Trust will in good faith value the assets transferred thereto, and all parties to the Insys Liquidation Trust (including holders of Allowed Claims receiving interests therein) must consistently use such valuation for all U.S. federal income tax purposes.  As discussed below, the amount of cash or other property received in respect of an Allowed Claim for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting. See Section 7.2(c).

After the date of transfer of assets to the Insys Liquidation Trust, a holder’s share of any collections received on the assets of the Insys Liquidation Trust (other than as a result of the subsequent disallowance of Disputed Claims or the reallocation of undeliverable distributions) should not be included, for U.S. federal income tax purposes, in the holder’s amount realized in respect of its Allowed Claim but should be separately treated as amounts realized in respect of such holder's ownership interest in the underlying assets of the Insys Liquidation Trust.

In the event of the subsequent disallowance of any Disputed Claim, it is possible that a holder of a previously Allowed Claim may receive additional distributions in respect of its Claim.  Accordingly, it is possible that the recognition of any loss realized by a holder with respect to an Allowed Claim may be deferred until all Claims are Allowed or Disallowed.  Alternatively, it is possible that a holder will have additional gain in respect of any additional distributions received.  See also Section 7.3(c).

In addition, it is possible that the Insys Liquidation Trust may, in whole or in part, be treated as a “qualified settlement fund” as of the Effective Date.  To such extent, any holder having an interest in such qualified settlement fund would not be treated as receiving a distribution from the Debtors in respect of their Claim with respect to such interest until such time as the qualified settlement fund actually makes distributions.  See also Section 7.3(c).

If gain or loss is recognized, such gain or loss may be long-term capital gain or loss if the Allowed Claim disposed of is a capital asset in the hands of the holder and has been held for more than one year.  Each holder of an Allowed Claim should consult its tax advisor to determine whether gain or loss recognized by such holder will be long-term capital gain or loss and the specific tax effect thereof on such holder. The character of any gain or loss depends on, among other things, the origin of the holder’s Allowed Claim, when the holder receives payment (or is deemed to receive payment) in respect of such Allowed Claim, whether the holder reports income using the accrual or cash method of tax accounting, whether the holder acquired its Allowed Claim at a discount, whether the holder has taken a bad debt deduction with respect to such Allowed Claim, and/or whether (as intended and herein assumed) the Plan implements the liquidation of the Debtors for U.S. federal income tax purposes.

A holder’s aggregate tax basis in its undivided interest in the Insys Liquidation Trust’s assets (subject to any portion(s) of the Insys Liquidation Trust being treated as a “disputed ownership fund” or a “qualified settlement fund” for U.S. federal income tax purposes) will equal the fair market value of such interest increased by its share of the Debtors’ liabilities to which such assets remain subject upon transfer to the Insys Liquidation Trust, and a holder’s holding period generally will begin on the day following the date of transfer of such assets to the Insys Liquidation Trust.

(b)Consequences to Holders in Class 8

Each Allowed Personal Injury Claim will be satisfied in cash only from the Victims Restitution Trust.   For U.S. federal income tax purposes, distributions made from the Victims Restitution Trust to holders of Allowed Personal Injury Claims will be treated, with respect to such holders, as if distributed by the Debtors.  See Section 7.3(e). The U.S. federal income tax treatment of the receipt of payments by a holder of an Allowed Personal Injury Claim generally will depend on the nature of the Claim.  Amounts received by a holder of a personal injury claim generally should not be taxable to such holder for U.S. federal income tax purposes to the extent they represent damages (other than punitive damages) received on account of personal physical injuries or physical sickness.  Because the tax treatment of any amounts received by a holder under the Plan will depend on facts particular to each holder, all holders of Personal Injury Claims are urged to consult their own tax advisors as to the proper tax treatment of such amounts under their particular facts and circumstances.

(c)Distributions in Respect of Accrued But Unpaid Interest

In general, to the extent any amount received (whether cash or other property) by a holder of a debt instrument is received in satisfaction of interest that accrued during its holding period, such amount will be taxable to the holder as ordinary interest income (if not previously included in the holder’s gross income under the holder’s normal method of accounting).  Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

Pursuant to Section 6.17 of the Plan, except as otherwise required by law (as reasonably determined by the Liquidating Trustee), distributions in respect of any Allowed Claim shall be allocated first to the principal amount of such Allowed Claim (as determined for U.S. federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.  However, there is no assurance that such allocation would be respected by the IRS for U.S. federal income tax purposes.  You are urged to consult your own tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income for U.S. federal income tax purposes.

7.3	Tax Treatment of the Trusts and Holders of Beneficial Interests Therein

As indicated above, the Debtors will transfer the Product Liability policies (and the proceeds thereof) together with the VRT Operating Reserve to the Victims Restitution Trust, and will transfer their remaining assets to the Insys Liquidation Trust.  As discussed below, subject to any portion(s) of the Insys Liquidation Trust being treated as a “disputed ownership fund” or a “qualified settlement fund” for U.S. federal income tax purposes, the Insys Liquidation Trust is intended to be treated as a “liquidating trust” for U.S. federal income tax purposes.  Whether all or any portion of the Insys Liquidation Trust is treated as a disputed ownership fund or a qualified settlement fund depends in part on the nature and status of the Claims held by recipients of beneficial interests therein and elections made by the Liquidating Trustee.

(a)Classification of the Insys Liquidation Trust

The Insys Liquidation Trust is intended to qualify as a “liquidating trust” for U.S. federal income tax purposes (other than in respect of any portion of the assets transferred to the Insys Liquidation Trust and allocable to, or retained on account of, Disputed Claims or treated as held by a qualified settlement fund, as discussed below).  In general, a liquidating trust is not a separate taxable entity but rather is treated for U.S. federal income tax purposes as a “grantor” trust (i.e., a pass-through entity).  The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan.  The Insys Liquidation Trust will be structured with the intention of complying with such general criteria.  Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including, without limitation, the Debtors, the Liquidating Trustee and beneficiaries of the Insys Liquidation Trust) shall treat the transfer of assets to the Insys Liquidation Trust as (1) a transfer of such assets (subject to any obligations relating to those assets) directly to recipients of beneficial interests in the Insys Liquidation Trust (other than to the extent such assets are allocable to Disputed Claims or treated as held by a qualified settlement fund), followed by (2) the transfer by such beneficiaries to the Insys Liquidation Trust of such assets in exchange for beneficial interests in the Insys Liquidation Trust.  Accordingly, except in the event of contrary definitive guidance, holders of beneficial interests in the Insys Liquidation Trust shall be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of the assets transferred by the Debtors to the Insys Liquidation Trust (other than such assets as are allocable to Disputed Claims or treated as held by a qualified settlement fund).

No ruling is currently being requested from the IRS concerning the tax status of the Insys Liquidation Trust as a grantor trust.  Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the Insys Liquidation Trust as a grantor trust.  If the IRS were to challenge successfully such classification, the U.S. federal income tax consequences to the Insys Liquidation Trust and the holders of Claims could vary from those discussed herein.  Certain U.S. federal income tax consequences of the Insys Liquidation Trust or portions thereof being treated as a “disputed ownership fund” or as a “qualified settlement fund” within the meaning of Treasury Regulation section 1.468B-1 et seq. are also discussed below.

(b)General “Liquidating Trust” Tax Reporting by the Insys Liquidation Trust and Liquidating Trust Beneficiaries

For all U.S. federal income tax purposes, all parties must treat the Insys Liquidation Trust as a grantor trust of which the holders of beneficial interests in the Insys Liquidation Trust are the owners and grantors, and treat such beneficiaries as the direct owners of an undivided interest in the assets transferred to the Insys Liquidation Trust (other than any assets allocable to Disputed Claims or treated as held by a qualified settlement fund), consistent with their economic interests therein.  The Liquidating Trustee will file tax returns for the Insys Liquidation Trust treating the Insys Liquidation Trust as a grantor trust pursuant to section 1.671-4(a) of the Treasury Regulations.  The Liquidating Trustee also shall annually send to each holder of a beneficial interest in the Insys Liquidation Trust a separate statement regarding the receipts and expenditures of the Insys Liquidation Trust as relevant for U.S. federal income tax purposes.

All taxable income and loss of the Insys Liquidation Trust will be allocated among, and treated as directly earned and incurred by, the holders of beneficial interests in the Insys Liquidation Trust with respect to such holder’s interest in the assets of the Insys Liquidation Trust (and not as income or loss with respect to its prior Claims), with the possible exception of any taxable income and loss allocable to any assets allocable to, or retained on account of, Disputed Claims or to a qualified settlement fund. The character of any income and the character and ability to use any loss would depend on the particular situation of the holder.

As soon as reasonably practicable after the transfer of the Debtors’ assets to the Insys Liquidation Trust, the Insys Liquidation Trust shall make a good faith valuation of such assets.  All parties to the Insys Liquidation Trust (including, without limitation, the Debtors, holders of Allowed Claims, and the beneficiaries of the Insys Liquidation Trust) must consistently use such valuation for all U.S. federal income tax purposes. The valuation will be made available, from time to time, as relevant for tax reporting purposes.

The U.S. federal income tax obligations of a holder with respect to its beneficial interest in the Insys Liquidation Trust are not dependent on the Insys Liquidation Trust distributing any cash or other proceeds, subject to any portion(s) of the Insys Liquidation Trust allocable to Disputed Claims or treated as held by a qualified settlement fund.  Thus, a holder may incur a U.S. federal income tax liability with respect to its allocable share of the Insys Liquidation Trust’s income even if the Insys Liquidation Trust does not make a concurrent distribution to the holder.  In general, other than in respect of cash retained on account of Disputed Claims or from a qualified settlement fund (the subsequent distribution of which still relates to a holder’s Allowed Claim), a distribution of cash by the Insys Liquidation Trust will not be separately taxable to a beneficiary of the Insys Liquidation Trust since the beneficiary is already regarded for U.S. federal income tax purposes as owning the underlying assets (and was taxed at the time the cash was earned or received by the Insys Liquidation Trust).  Holders are urged to consult their tax advisors regarding the appropriate U.S. federal income tax treatment of any subsequent distributions of cash originally retained by the Insys Liquidation Trust on account of Disputed Claims.

The Liquidating Trustee will comply with all applicable governmental withholding requirements (see Section 6.20 of the Plan and Section 7.4 herein).

(c)Tax Reporting for Assets Allocable to Disputed Claims

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of an IRS private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee) or, alternatively, to treatment as a qualified settlement fund, the Liquidating Trustee (A) may elect to treat any assets of the Insys Liquidation Trust that are allocable to, or retained on account of, Disputed Claims (including any assets allocable to any Class of Claims as to which the allocation within such Class is not yet determined) as a “disputed ownership fund” governed by section 1.468B-9 of the Treasury Regulations, if applicable, and (B) to the extent permitted by applicable law, will report consistently for state and local income tax purposes.

Accordingly, if a “disputed ownership fund” election is made with respect to assets allocable to, or retained on account of, Disputed Claims, such reserve will be subject to tax annually on a separate entity basis on any net income earned with respect to the assets allocable thereto (including any gain recognized upon the disposition of such assets).  All distributions from such reserves (which distributions will be net of the expenses, including taxes, relating to the retention or disposition of such assets) will be treated as received by holders in respect of their Claims as if distributed by the Debtors.  All parties (including, without limitation, the Debtors, the Liquidating Trustee and the beneficiaries of the Insys Liquidation Trust) will be required to report for tax purposes consistently with the foregoing.

A reserve will be responsible for payment, out of the assets of the reserve, of any taxes imposed on the reserve or its assets. In the event, and to the extent, any cash in the reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of such reserve (including any income that may arise upon the distribution of the assets in such reserve),assets of the reserve may be sold to pay such taxes.

(d)Tax Reporting if the Insys Liquidation Trust or any Portion thereof is Treated as a Qualified Settlement Fund

Notwithstanding the foregoing, the Insys Liquidation Trust or portions thereof may be treated (now or in the future) as a “qualified settlement fund” within the meaning of Treasury Regulations section 1.468B-1.  To the extent that the beneficiaries of the Insys Liquidation Trust are solely holders of “qualifying” claims, or a portion of the assets of the Insys Liquidation Trust are segregated from its other assets and held for the benefit of former holders of qualifying Claims, the Insys Liquidation Trust may be required to be characterized as a qualified settlement fund.  In general, as relevant to the Plan, a qualifying claim is a claim asserting liability arising out of a tort, breach of contract, or violation of law.  Trade claims are not qualifying claims for this purpose.

A qualified settlement fund generally is taxed similarly to a disputed ownership fund for U.S. federal income tax purposes.  See Section 7.3(c).  As a qualified settlement fund, the Insys Liquidation Trust or such segregated portion treated as a qualified settlement fund would be subject to a separate entity-level U.S. federal income tax at the maximum rate applicable to trusts and estates (currently 37%).  For the avoidance of doubt, any income or loss (including administrative costs) allocable to assets that are treated as held by a qualified settlement fund, including any gain or loss recognized upon disposition or distribution of such assets (treating the fair market value of the property on the date received by the qualified settlement fund as its initial tax basis), will be included in the taxable income of the qualified settlement fund that is subject to a separate entity level tax and excluded from the Insys Liquidation Trust’s income for purposes of determining the taxable income that is passed through to holders of beneficial interests in the liquidating trust.  All parties (including, without limitation, the Debtors, the Insys Liquidation Trust and the holders of beneficial interests in the Insys Liquidation Trust) will be required to report for tax purposes consistently with the foregoing.

(e) Classification of the Victims Restitution Trust

The Victims Restitution Trust is expected to be treated as a qualified settlement fund.  The U.S. federal income tax treatment of the Victims Restitution Trust generally will be the same as described above with respect to the potential characterization of the Insys Liquidation Trust as a qualified settlement fund (see Section 7.3(d)).  All parties (including, without limitation, the Debtors, the Victims Restitution Trust, and the holders of beneficial interests in the Victims Restitution Trust) will be required to report for tax purposes consistently with the foregoing.

7.4	Withholding on Distributions and Information Reporting

All distributions to holders of Allowed Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding.  Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%).  Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number, (b) furnishes an incorrect taxpayer identification number, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the tax identification number provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.  Holders of Allowed Claims are urged to consult their tax advisors regarding the Treasury Regulations governing backup withholding and whether the transactions contemplated by the Plan would be subject to these Treasury Regulations.

In addition, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.  Holders are urged to consult their tax advisors regarding these Treasury Regulations and whether the transactions contemplated by the Plan would be subject to these Treasury Regulations and require disclosure on the holder’s tax returns.

The foregoing summary has been provided for informational purposes only. All holders of Claims and Interests are urged to consult their tax advisors concerning the federal, state, local and other tax consequences applicable under the Plan.

VIII.	Certain Risk Factors to be Considered

THE PLAN AND ITS IMPLEMENTATION ARE SUBJECT TO CERTAIN RISKS, INCLUDING, BUT NOT LIMITED TO, THE RISK FACTORS SET FORTH BELOW. HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE PLAN, BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

ADDITIONAL RISK FACTORS IDENTIFIED IN INSYS’S PUBLIC FILINGS WITH THE SEC MAY ALSO BE APPLICABLE TO THE MATTERS SET OUT HEREIN AND SHOULD BE REVIEWED AND CONSIDERED IN CONJUNCTION WITH THIS DISCLOSURE STATEMENT, TO THE EXTENT APPLICABLE.  THE RISK FACTORS SET FORTH IN Insys’s ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018, AS UPDATED BY the quarterly report on form 10-Q for the quarter ended march 31, 2019, and the risk factors set forth in exhibit 99.1 to the current report on form 8-k filed by insys with the SEC on august 8, 2019 ARE HEREBY INCORPORATED BY REFERENCe.  Any Current Reports on Form 8-K (other than information furnished pursuant to Items 2.02 or 7.01 and any related exhibits of any Form 8-K, unless expressly stated otherwise therein), Quarterly Reports on Form 10-Q OR Annual Reports on Form 10-K filed by insys with the SEC after the date of this Disclosure Statement MAY ALSO INCLUDE RISK FACTORS AND will be considered a part of this Disclosure Statement from the date of the filing of such documents.  New factors, risks and uncertainties emerge from time to time and it is not possible to predict all such factors, risks and uncertainties.

These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation. No representations concerning or related to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure acceptance or rejection of the Plan that are not contained in, or included with, this Disclosure Statement should not be relied upon by claimants in arriving at their decision.

8.1	Risks Associated with the Bankruptcy Process

(a)Risk of Non-Confirmation of the Plan.  There can be no assurance that the requisite acceptances to confirm the Plan will be obtained. Thus, while the Debtors believe the Plan is confirmable under the standards set forth in section 1129 of the Bankruptcy Code, there is no guarantee that the Plan will be accepted by the requisite Classes entitled to vote on the Plan.  Even if all Voting Classes vote in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejects the Plan, the Bankruptcy Court could decline to confirm the Plan if it finds that any of the statutory requirements for confirmation are not met.  If the Plan is not confirmed, there can be no assurances that the Chapter 11 Cases will continue rather than be dismissed or converted to a Chapter 7 liquidation or that any alternative plan of liquidation or reorganization would be on terms as favorable to the holders of Claims as the terms of the Plan.  If another liquidation or protracted reorganization were to occur, there is a substantial risk that the value of the Debtors’ assets would be substantially reduced to the detriment of all stakeholders.  Further, in such event, the Debtors may not have sufficient liquidity to operate in bankruptcy for such an extended period.

(b)Nonconsensual Confirmation.  Pursuant to the cramdown provisions of section 1129(b) of the Bankruptcy Code, the Bankruptcy Court can confirm the Plan notwithstanding the nonacceptance of the Plan by an impaired class of claims or interests if at least one impaired class of claims has accepted the Plan (with such acceptance being determined without including the acceptance of any insider (as defined in section 101(31) of the Bankruptcy Code) in such class) and, as to each impaired  class which has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to impaired classes.  If necessary, the Debtors intend to request confirmation of the Plan in accordance with section 1129(b) of the Bankruptcy Code.

Although the Debtors believe the Plan meets such requirements, there can be no assurance the Bankruptcy Court will reach the same conclusion. Moreover, although the Debtors and the Creditors’ Committee encourage all Voting Classes to vote to accept the Plan, and the Debtors and the Creditors’ Committee believe that they are likely to have at least one impaired Class vote in favor of the Plan, there is no guaranty that this will occur. If no impaired Voting Class votes in favor of the Plan, the Plan cannot be confirmed as written.

(c)Claims Could be More than Projected. There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to creditors to be reduced substantially.  Certain assumptions may not materialize, and unanticipated events and circumstances may affect the ultimate results.  For example, discrepancies between the actual amounts and the estimates regarding the Allowed Administrative Expense Claims and Allowed Other Priority Claims could significantly impact the distributions to other creditors.  In addition, the Debtors are named defendants in numerous actions commenced prior to the Petition Date (as described in further detail in Section 4.1 herein).  These litigations are at preliminary stages and involve contingencies and uncertainties that may impact the Chapter 11 Cases, such as the allowance of class action claims other than those presented in the Motions for Class Proofs of Claim and the apportionment of liability among the Debtors and their third-party co-defendants.  Given these uncertainties, the Debtors have utilized broad ranges for the estimated claim amounts of these litigation claims.  For the foregoing reasons, the actual amount of Allowed Claims may vary and, in some instances, the variation may be material.

(d)Distributions to Allowed Claims Under the Plan May Change. Projected distributions are based upon good faith estimates of the total amount of Claims ultimately allowed and the funds available for distribution. The Debtors believe that these assumptions and estimates are reasonable.  However, as aforementioned unanticipated events or circumstances could result in such estimates or assumptions increasing or decreasing materially, both the actual amount of Allowed Claims in a particular Class and the funds available for distribution to such Class may differ from the Debtors’ estimates. If the total amount of Allowed Claims in a Class is higher than the Debtors’ estimates, or the funds available for distribution to such Class are lower than the Debtors’ estimates (including estimates of the amount of cash to be realized from liquidation of the Debtors’ remaining assets), the percentage recovery to holders of Allowed Claims in such Class will be less than projected.  For example, if Administrative Expense Claims are lower (or higher) than anticipated, then the amount available for distribution to creditors would be more (or less) than projected herein and recoveries on account of Allowed Claims would be more (or less) than the estimated recoveries set forth herein.

(e)Classification and Treatment of Claims and Interests.  Section 1122 of the Bankruptcy Code requires that the Plan classify Claims against, and Interests in, the Debtors. The Bankruptcy Code also provides that the Plan may place a Claim or Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests in such Class. The Debtors believe that all Claims and Interests have been appropriately classified in the Plan, pursuant to the Plan Settlement reached by the Debtors, the Creditors’ Committee and the Settling Creditors.

To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors may seek (i) to modify the Plan to provide for whatever classification might be required for Confirmation and (ii) to use the acceptances received from any creditor for the purpose of obtaining the approval of the Class or Classes of which such creditor ultimately is deemed to be a member. Any such reclassification of creditors, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such creditor was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires resolicitation, the Debtors may, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan of any holder of Allowed Claims will constitute a consent to the Plan’s treatment of such holder regardless of the Class as to which such holder is ultimately deemed to be a member. The Debtors believe that under the Bankruptcy Rules, they would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the claim of any creditor or equity interest holder.

The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Interest in a particular Class unless the Holder of a particular Claim or Interest agrees to a less favorable treatment of its Claim or Interest. The Debtors believe that the Plan complies with the requirement of equal treatment, or has otherwise been agreed to by the Settling Creditors. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny Confirmation of the Plan.

Issues or disputes relating to classification and/or treatment could result in a delay in the Confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated.

(f)The Debtors, the Liquidating Trustee or the VRT Claims Administrator May Object to Amount or Classification of a Claim. The Debtors and their successors reserve the right to object to the amount or classification of any Claim under the Plan. The estimated recoveries set forth in this Disclosure Statement cannot be relied on by any holder of an Allowed Claim where such Claim is or may become subject to an objection. Any holder of an Allowed Claim that is or may become subject to an objection may not receive its expected share of the potential distributions described in this Disclosure Statement.

(g)Risk of Delayed Confirmation or Effective Date.  Although the Debtors expect that the Plan will be confirmed on or shortly after the Confirmation Hearing scheduled for [_], 2019, there is a risk that confirmation of the Plan will be delayed.  Similarly, there can be no assurances that the Effective Date will occur as scheduled on [_], 2019 because the Effective Date is contingent upon satisfaction of the conditions precedent to the Effective Date set forth in the Plan. If the Plan is not effective by [_] it could detrimentally impact the administration of the Debtors’ estate and reduce recoveries available to creditors.

(h)Risk of Conversion into Chapter 7 Cases.  If no plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  See Section 9.1(b) hereof for a discussion of the negative effects that a chapter 7 liquidation would have on the recoveries of holders of Claims.

(i)The Value of Retained Causes of Action is Uncertain. The Causes of Action that will vest in the Insys Liquidation Trust and the Victims Restitution Trust are inherently difficult to value, and any such Cause of Action may prove to have limited or zero value. In addition, litigating Causes of Action is a time consuming and expensive process. While the Debtors believe that the Causes of Action are valuable, the Debtors have not placed a specific value on any of the Causes of Action.

8.2	Other Considerations, Risk Factors, and Disclaimers

(a)Financial Information Disclaimer.  To the extent financial information is contained in this Disclosure Statement, the exhibits to this Disclosure Statement or any document filed in connection herewith, such information is derived from the Debtors’ books and records available at the time of preparation and has not been audited. Although the Debtors have used their reasonable business judgment to ensure the accuracy of any financial information provided in this Disclosure Statement, and while the Debtors believe that any such information fairly reflects, in all material respects, the financial condition and results of the Debtors as of the date or time period stated, the Debtors are unable to warrant or represent that such information is without inaccuracies.

(b)Tax Claims Could be More than Projected. There can be no assurance that the estimated Allowed amount of Claims with respect to Classes 3, 4, 5, and 7 (with respect to secured, priority unsecured, and general unsecured Claims relating to federal and state income tax exposure, including penalties and interest) will not be significantly more than projected, which in turn, could cause the value of distributions to creditors to be reduced substantially.  The Debtors have made certain assumptions in arriving at these estimates, including, without limitation, with respect to the outcome of an ongoing IRS tax audit of the Debtors and the availability of certain state tax refunds.  These assumptions may not be accurate, and unanticipated events or circumstances may affect the ultimate tax liability.  Given these uncertainties, the actual amount of Allowed Claims with respect to taxes may vary from those projected in Section 5.7(c)(ii), and the variation may be material.

(c)Potential Tax Liability in Implementation.  The Debtors may incur certain federal, state, or local tax liabilities relating to the transfer of assets to the Insys Liquidation Trust and the liquidation of the Debtors.  Such tax liabilities may be material, depending on certain factors, including, without limitation, the value of the assets at the time of the transfer, the extent that such transfers give rise to deductions, and the availability of certain net operating loss carryforwards and tax credits.  There can be no assurance that taxing authorities will agree with the Debtors’ valuation of the transferred assets or the availability or amount of any deductions claimed or net operating loss carryforwards or tax credits utilized.  Accordingly, the Debtors may incur taxes on the transfer of the assets to the Insys Liquidation Trust, which could cause the value of distributions to creditors to be reduced materially.

(d)Other Tax Considerations.  There are a number of material income tax considerations, risks and uncertainties associated with the consummation of the Plan. Holders of Claims and Interests and other interested parties should read carefully the discussion of certain U.S. federal income tax consequences of the Plan set forth above.

(e)This Disclosure Statement Was Not Approved by the Securities and Exchange Commission.   Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

(f)The Debtors Have No Duty to Update.  The statements contained in this Disclosure Statement are made by the Debtors (or the Creditors’ Committee where indicated) as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

(g)No Representations Outside of this Disclosure Statement Are Authorized.  The information contained in this Disclosure Statement is for purposes of soliciting acceptances of the Plan and may not be relied upon for any other purposes.  No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are

authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.

(h)Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary.  Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and projections, which may be materially different from actual future experiences.  There are uncertainties associated with all projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

(i)No Legal or Tax Advice Is Provided to You by This Disclosure Statement.  The contents of this Disclosure Statement should not be construed as legal, business or tax advice.  Each holder of a Claim or Interest should consult his, her, or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or Interest.  This Disclosure Statement is not legal advice to you.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

(j)No Admission Made.  The information and statements contained in the Plan and this Disclosure Statement will neither constitute an admission of any fact or liability by any Entity nor be deemed evidence of the tax or other legal effects of the Plan on the Debtors, Reorganized Debtors, holders of Claims or Interests or any other parties in interest.  In addition, no reliance should be placed on the fact that a particular litigation Claim is, or is not, identified in this Disclosure Statement.

IX.	Confirmation of the Plan
9.1	Requirements of Section 1129(a) of the Bankruptcy Code

(a)General Requirements.  At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

•	the Plan complies with the applicable provisions of the Bankruptcy Code;
•	the Debtors have complied with the applicable provisions of the Bankruptcy Code;
•	the Plan has been proposed in good faith and not by any means forbidden by law;
•

any payment made or promised by the Debtors or by a person acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been  disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

•

the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

•

with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

•

except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code with respect to each rejecting Class (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

•

except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five (5) years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

•	at least one Class of impaired Claims has accepted the Plan, determined without including any vote for acceptance of the Plan by any insider holding a Claim in such Class;
•	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and
•

all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)Best Interests of  Creditors / Liquidation Analysis.  As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either: (i) accept the plan; or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code.  To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

Allowed Claims in Classes 1 and 2 are not Impaired and therefore deemed to accept the Plan unanimously (thereby rendering the “best interests” test inapplicable to such Classes). Claims in Classes 3, 4, 5, 6, 7, and 8 are Impaired and entitled to vote on the Plan. Classes 9, 10, 11, and 12 (respectively, the 501(a) and 510(b) Subordinated Claims, 510(c) Subordinated Claims, Intercompany Claims and Equity Claims) will receive no recovery and are deemed to reject the Plan.

The Debtors believe that the Plan satisfies the best interests test because, among other things, the recoveries expected to be available to holders of Allowed Claims under the Plan will be greater than the recoveries expected to be available in a chapter 7 liquidation, and distributions under the Plan will commence at an earlier point in time than they would if a chapter 7 trustee were put in place.

In a typical chapter 7 case, a trustee is elected or appointed to liquidate (as opposed to sell in an orderly section 363 sale) a debtor’s assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Generally, secured creditors are paid first from the proceeds of sales of the properties securing their liens. If any assets are remaining in the estates after satisfaction of secured creditors’ claims from their collateral, administrative expenses are next to receive payment.

Unsecured creditors are paid from any remaining sales proceeds, according to their respective priorities. Unsecured creditors with the same priority share in proportion to the amount of their allowed claims in relationship to the total amount of allowed claims held by all unsecured creditors with the same priority. Finally, equity interest holders receive the balance that remains, if any, after all creditors are paid.

Liquidating the Debtors’ assets under chapter 7 would require the appointment of a chapter 7 trustee. Such an appointment would delay distributions to holders of Claims and would likely provide a smaller distribution because of the additional fees and expenses that would be incurred during a chapter 7 liquidation. These include potential added time, fees and expenses incurred by a chapter 7 trustee and any of its retained professionals who would need to familiarize themselves with the complex matters described above, all of which the Debtors’ current retained professionals have spent significant time analyzing and understanding. Any appointed chapter 7 trustee would take a percent fee from the recoveries of any of the Debtors’ assets, including the

Debtors’ affirmative claims and litigation recoveries. The Debtors anticipate that these amounts would exceed the amounts expended to those professionals selected to administer the Insys Liquidation Trust and the Victims Restitution Trust, lowering the amount available for distribution to creditors.

Given the additional cost and timing savings of continuing with the Plan, Debtors submit that the Plan satisfies the “best interests” test in Bankruptcy Code section 1129(a)(7).

(c)Feasibility.  Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  The Debtors believe that they will be able to timely perform all obligations described in the Plan, and, therefore, that the Plan satisfies the feasibility requirement.  In particular, the Debtors believe that the Plan satisfies the feasibility requirement with respect to both (i) obligations relating to the Sales Transactions, if any, and (ii) obligations relating to the Insys Liquidation Trust and the Victims Restitution Trust.

•

Obligations Relating to the Sales Transaction[s].  The Debtors believe that proceeds from the Sales Transactions and the Debtors’ other cash on hand will be sufficient to satisfy all of the Debtors’ obligations under the Plan that are due on the Effective Date.  First, the Debtors are confident that, in accordance with the Plan, the Sales Transactions will have either already closed, or will close immediately prior to or simultaneously with the occurrence of the Effective Date. The Debtors do not believe that the Sales Transactions will be delayed or enjoined by governmental authorities.

•

Sufficiency of the Trust Operating Reserves.  The Debtors believe that the Trust Operating Reserves to be funded pursuant to the Plan, along with $2million Cash allocated to the Trust Operating Reserves, will be sufficient for the Trusts to carry out the purposes for which they were established.

(d)Additional Requirements for Non-Consensual Confirmation.  In the event that any impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code.  Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

(e)Unfair Discrimination Test.  The “unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests.  This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test with respect to any dissenting Class of Claims.  Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.  Other parties in interest may disagree that the Plan satisfies the “unfair discrimination” test and may challenge this conclusion in connection with confirmation of the Plan.

As a result of the Plan Settlement, unsecured creditors will not receive exact pro rata recovery under the Plan.  The Plan Settlement settles disputes regarding the allowed amounts of creditor claims, and includes a settlement regarding which creditors will receive consideration from which sources of recovery under the Plan.  The Debtors and the Creditors’ Committee believe that if any dissenting party were to object to their treatment under the “unfair discrimination” test, the Debtors and the Creditors’ Committee would prevail given the amount of work and analysis that the Debtors and the Creditors’ Committee did to arrive at the settlement embodied herein and, moreover, given that the Debtors and the Creditors’ Committee do not have any pecuniary stake in how value is allocated.

(f)Fair and Equitable Test.  The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirements that (a) no class of claims receive more than 100% of the allowed amount of the claims in such class and (b) no junior class of claims or interests receive any recovery under the Plan until senior classes have received a full recovery on their claims.  As to dissenting classes, the test sets different standards depending on the type of claims in such class.  The Debtors believe that the Plan satisfies the “fair and equitable” test because the holders of claims and equity interests that are junior to the claims of the dissenting class, if any, will not receive any property under the plan of reorganization.  Accordingly, the Plan meets the “fair and equitable” test with respect to all Classes.

X.	Alternatives to Confirmation and Consummation of the Plan

The Debtors have evaluated several alternatives to the Plan.  After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan.  If the Plan is not confirmed and consummated, the alternatives to the Plan are: (i) the preparation and presentation of an alternative plan of liquidation or reorganization; or (ii) a liquidation under chapter 7 of the Bankruptcy Code.

10.1	Alternative Plan of Liquidation or Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either: (a) a reorganization and continuation of certain of the Debtors’ businesses; or (b) an alternative orderly liquidation of their assets.  The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances and that any alternative plan would likely result in reduced recoveries to the Debtors’ creditors.

10.2	Liquidation Under Chapter 7 of the Bankruptcy Code

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of, among other things (i) the delay resulting from the conversion of the Chapter 11 Cases and (ii) the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

XI.	Conclusion and Recommendation

The Debtors and the Creditors’ Committee believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 3-8 to vote in favor of the Plan.

Dated:  [____], 2019

By: ___________________
Name:
Title:  Authorized Signatory

Insys Therapeutics, Inc.

IC Operations, LLC

Insys Development Company, Inc.

Insys Manufacturing, LLC

Insys Pharma, Inc.

IPSC, LLC

IPT 355, LLC

EXHIBIT A to the Disclosure Statement

The Plan

EXHIBIT B to the Disclosure Statement

Settling Creditors

In re INSYS THERAPEUTICS, INC., et al.

Settling Creditors

Certain Holders of Third Party Payor Claims and Representatives of All Holders of Third Party Payor Claims

Aetna, Inc. and Aetna Health Management LLC

Blue Cross of California, Inc., d/b/a Anthem Blue Cross of California

Anthem Blue Cross Life and Health Insurance Company

Rocky Mountain Hospital and Medical Service, Inc. d/b/a Anthem Blue Cross and Blue Shield of Colorado and Anthem Blue Cross and Blue Shield of Nevada

Anthem Health Plans, Inc., d/b/a Anthem Blue Cross and Blue Shield of Connecticut

Blue Cross and Blue Shield of Georgia, Inc.

Blue Cross and Blue Shield Healthcare Plan of Georgia, Inc.

Anthem Insurance Companies, Inc. d/b/a Anthem Blue Cross and Blue Shield of Indiana

Anthem Health Plans of Kentucky, Inc., d/b/a Anthem Blue Cross and Blue Shield of Kentucky

Anthem Health Plans of Maine, Inc., d/b/a Anthem Blue Cross and Blue Shield of Maine

Anthem Health Plans of New Hampshire, Inc., d/b/a Anthem Blue Cross and Blue Shield of New Hampshire

Empire HealthChoice Assurance, Inc., d/b/a Empire Blue Cross and Blue Shield

Community Insurance Company, d/b/a Anthem Blue Cross and Blue Shield of Ohio

Anthem Health Plans of Virginia, Inc., d/b/a Anthem Blue Cross and Blue Shield of Virginia

HMO Healthkeepers, Inc., d/b/a Anthem Blue Cross and Blue Shield of Virginia

Blue Cross Blue Shield of Wisconsin, d/b/a Anthem Blue Cross and Blue Shield of Wisconsin

Compcare Health Services Insurance Corporation d/b/a Anthem Blue Cross and Blue Shield of Wisconsin

Louisiana Health Services & Indemnity Company, d/b/a Blue Cross Blue Shield of Louisiana

HMO Louisiana, Inc.

Horizon Blue Cross Blue Shield of New Jersey

United HealthCare Services, Inc.

MSP Recovery Claims, Series LLC

Holders of Personal Injury Claims

Angela Mistrulli Cantone

Philip L. Cantone

Cheryl Hartsford

Williams Hemmings

Michael P. Kelley

Julie A. Kelley

Robert Markland

Personal Representative of Carolyn S. Markland, deceased

Morgan Michelle Munson

Christopher Edward Munson

Herbert Tisher

James Starling, Jr.

Pamela Starling

Dorrie Lee Wagner

Representatives of Holders of Hospital Claims

Infirmary Health Hospitals, Inc., Mobile, Alabama

St. Vincent Charity Medical Center, at times d/b/a Rosary Hall, Cleveland, Ohio

Southwest Mississippi Regional Medical Center, McComb, Mississippi

Monroe County Healthcare Authority, d/b/a Monroe County Hospital, Monroeville, Alabama

LifePoint hospitals

Representatives of Holders of Ratepayer Claims

Ronald D. Stracener

F. Kirk Hopkins

Jordan Chu

Amel Eiland

Nadja Streiter

Michael Konig

Eli Medina

Barbara Rivers

Marketing Services of Indiana, Inc.

Glenn Golden

Gretta Golden

Michael Christy

Edward Grace

Debra Dawsey

Darcy Sherman

Kimberley Brand

Lou Sardella

Michael Klodzinski

Kevin Wilk

Heather Enders

Jason Reynolds

MSI Corporation

Deborah Green-Kuchta

W. Andrew Fox

Dora Lawrence

Michael Lopez

Zachary R. Schneider

Representatives of Holders of NAS Child Claims

Amanda Hanlon

Walter and Virginia Salmons

Christopher Bardsley

Certain Holders of SMT Group Claims

City of Prescott, Arizona

City of Surprise, Arizona

County of Carroll, Maryland

County of Henry, Missouri

County of Abbeville, South Carolina

County of Aiken, South Carolina

County of Anderson, South Carolina

County of Bamberg, South Carolina

County of Barnwell, South Carolina

County of Beaufort, South Carolina

County of Calhoun, South Carolina

County of Cherokee, South Carolina

County of Chesterfield, South Carolina

County of Clarendon, South Carolina

County of Colleton, South Carolina

County of Dillon, South Carolina

County of Dorchester, South Carolina

County of Edgefield, South Carolina

County of Fairfield, South Carolina

County of Greenville, South Carolina

County of Greenwood, South Carolina

County of Hampton, South Carolina

County of Horry, South Carolina

County of Jasper, South Carolina

County of Kershaw, Kershaw County Hospital Board a/k/a KershawHealth d/b/a Health Service District of Kershaw County

County of Lancaster, South Carolina

County of Laurens, South Carolina

County of Lee, South Carolina

County of Marion, South Carolina

County of McCormick, South Carolina

County of Oconee, South Carolina

County of Orangeburg, South Carolina

County of Pickens, South Carolina

County of Saluda, South Carolina

County of Spartanburg, South Carolina

County of Sumter, South Carolina

County of Union, South Carolina

County of Williamsburg, South Carolina

County of York, South Carolina